EXHIBIT 2(b).13.1
Prospectus
NATIONAL GRID GAS plc
(incorporated with limited liability in England and Wales on 1 April 1986 under registered number 2006000)
NATIONAL GRID GAS FINANCE (NO 1) plc
(incorporated with limited liability in England and Wales on 3 August 2006 under registered number 5895068)
Euro 10,000,000,000
Euro Medium Term Note Programme
In respect of Instruments to be issued by National Grid Gas Finance (No 1) plc, unconditionally and irrevocably guaranteed by
NATIONAL GRID GAS plc
Under the Euro Medium Term Note Programme (the “Programme”) described in this Prospectus (the “Prospectus”), each of National Grid Gas plc (“National Grid Gas”) and National Grid Gas Finance (No 1) plc (“National Grid Gas Finance (No 1)”) (each, an “Issuer” and together, the “Issuers”), subject to compliance with all relevant laws, regulations and directives, may from time to time issue debt instruments (the “Instruments”) denominated in any currency agreed between the relevant Issuer, the Trustee and the relevant Dealer (as defined below). Instruments issued by National Grid Gas Finance (No 1) will be guaranteed by National Grid Gas (in such capacity, the “Guarantor”). The aggregate nominal amount of Instruments outstanding will not at any time exceed €10,000,000,000 (or the equivalent in other currencies). The Instruments will only be issued in bearer form.
Application has been made to the Financial Services Authority in its capacity as competent authority (the “UK Listing Authority”) under the Financial Services and Markets Act 2000 (“FSMA”) for Instruments issued under the Programme for the period of 12 months from the date of this Prospectus to be admitted to the official list of the UK Listing Authority (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for such Instruments to be admitted to trading on either the London Stock Exchange’s Regulated Market (the “Market”) or on the London Stock Exchange’s Professional Securities Market (the “PSM”). References in this Prospectus to Instruments being “listed” (and all related references) shall mean that such Instruments have been admitted, as appropriate, to trading on the Market or the PSM and have been admitted to the Official List. The Market is a regulated market for the purposes of Directive 2004/39/EC of the European Parliament and of the Council on markets in financial instruments. The PSM is not a regulated market for the purposes of Directive 2004/39/EC of the European Parliament and of the Council on markets in financial instruments. The Programme also permits Instruments to be issued on an unlisted basis or to be admitted to listing, trading and/or quotation by such other or further listing authorities, stock exchanges and/ or quotation systems as may be agreed with the relevant Issuer. The relevant Final Terms (as defined on page 8) in respect of the issue of any Instruments will specify whether or not such Instruments will be listed on the Official List and admitted to trading on the Market or the PSM (or any other listing authority, stock exchange and/or quotation system).
Each Series (as defined on page 7) of Instruments will be represented on issue by a temporary global instrument in bearer form (each a “temporary Global Instrument”) or a permanent global instrument (each a “permanent Global Instrument”). If the Global Instruments are stated in the applicable Final Terms to be issued in new global note (“NGN”) form, the Global Instruments will be delivered on or prior to the original issue date of the relevant Tranche to a common safekeeper (the “Common Safekeeper”) for Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). Global notes which are not issued in NGN form (“Classic Global Notes” or “CGNs”) will be deposited on the issue date of the relevant Tranche with a common depositary on behalf of Euroclear and Clearstream, Luxembourg (the “Common Depositary”). The provisions governing the exchange of interests in any Global Instruments for interests in any other Global Instruments and Definitive Instruments are described in “Summary of Provisions Relating to the Instruments while in Global Form”.
Tranches of Instruments (as defined in “Overview of the Programme”) may be rated or unrated. Where a Tranche of Instruments is rated, such rating will be specified in the relevant Final Terms. A rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.
In the case of any Instruments which are to be admitted to trading on a regulated market within the European Economic Area or offered to the public in a Member State of the European Economic Area in circumstances which require the publication of a prospectus under the relevant Directive 2003/71/EC (the “Prospectus Directive”), the minimum specified denomination shall be €50,000 (or its equivalent in any other currency as at the date of issue of the relevant Instruments).
Prospective investors should have regard to the factors described under the section headed “Risk Factors” in this Prospectus.
Arranger for the Programme
HSBC
The Dealers

BARCLAYS CAPITAL	DEUTSCHE BANK

HSBC	JPMORGAN CAZENOVE

MIZUHO INTERNATIONAL PLC	MORGAN STANLEY

RBC CAPITAL MARKETS	THE ROYAL BANK OF SCOTLAND
The date of this Prospectus is 24 February 2010

IMPORTANT NOTICES
This Prospectus comprises (i) a base prospectus for the purposes of Article 5.4 of the Prospectus Directive and relevant implementing measures in the United Kingdom and for the purpose of giving information with regard to each of National Grid Gas and each of its subsidiary undertakings (together, the “National Grid Gas Group”) and National Grid Gas Finance (No 1) which, according to the particular nature of each Issuer and the Guarantor and the Instruments to be issued by each Issuer, is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profit and losses and prospects of the relevant Issuer and the rights attaching to such Instruments and (ii) listing particulars for the purposes of LR 2.2.11 of the Listing Rules of the Financial Services Authority.
Each of the Issuers and the Guarantor accepts responsibility for the information contained in this Prospectus. To the best of the knowledge of the Issuers and the Guarantor (each having taken all reasonable care to ensure that such is the case) such information contained in this Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.
This Prospectus has been prepared on the basis that any offer of Instruments in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of Instruments. Accordingly any person making or intending to make an offer in that Relevant Member State of Instruments which are the subject of an offering contemplated in this Prospectus as completed by final terms in relation to the offer of those Instruments may only do so in circumstances in which no obligation arises for any Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer.
This Prospectus should be read and construed together with any amendments or supplements hereto and with any documents deemed to be incorporated herein (see “Documents Incorporated by Reference” below) and, in relation to any Tranche (as defined herein) of Instruments, should be read and construed together with the applicable Final Terms (as defined herein).
No person has been authorised to give any information or to make any representation other than those contained in this Prospectus in connection with the issue or sale of the Instruments and, if given or made, such information or representation must not be relied upon as having been authorised by either of the Issuers or any of the Dealers or the Arranger (as defined in “Overview of the Programme”).
Neither the delivery of this Prospectus or any Final Terms nor the offering, sale or delivery of any Instrument shall, under any circumstances, create any implication that the information contained in this Prospectus is true subsequent to the date hereof, that there has been no change (or any event reasonably likely to involve a change) in the affairs of either of the Issuers since the date of this Prospectus or the date upon which this Prospectus has been most recently amended or supplemented or that there has been no adverse change (or any event reasonably likely to involve any adverse change) in the financial position of either of the Issuers since the date of this Prospectus or the date upon which this Prospectus has been most recently amended or supplemented or that any other information supplied in connection with the Programme is correct as of any time subsequent to the date on which it is supplied or, if different, the date indicated in the document containing the same.
The distribution of this Prospectus and the offering, distribution or sale of the Instruments in certain jurisdictions may be restricted by law. Persons into whose possession this Prospectus or any Final Terms comes are required by the Issuers, the Dealers and the Arranger to inform themselves about and to observe any such restriction. The Instruments have not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and will be in bearer form and subject to U.S. tax law requirements. Subject to certain exceptions, Instruments may not be offered, sold or delivered within the United States or to U.S. persons. For a description of certain restrictions on offers and sales of Instruments and on distribution of this Prospectus or any Final Terms, see “Plan of Distribution”.
Neither this Prospectus nor any Final Terms constitutes an offer of, or an invitation by or on behalf of either of the Issuers or the Dealers to subscribe for, or purchase, any Instruments.
Save for the Issuers and the Guarantor, no other party has separately verified the information contained in this Prospectus. None of the Dealers, the Arranger or the Trustee makes any representation, express or implied, or accepts any responsibility, with respect to the accuracy or completeness of any of the information in this Prospectus. Neither this Prospectus nor any other financial statements are intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by either of the Issuers, the Arranger, the Dealers or the Trustee that any recipient of this Prospectus or any other financial statements should purchase the Instruments. Each potential purchaser of Instruments should determine for itself the relevance of the information contained in this Prospectus and its purchase of Instruments should be based upon such investigation as it deems necessary. None of the Dealers, the Arranger or the Trustee undertakes to review the financial condition or affairs of any of the Issuers or the Guarantor during the life of the arrangements contemplated by this Prospectus or to advise any investor or potential investor in the Instruments of any information coming to the attention of any of the Dealers, the Arranger or the Trustee.
In this Prospectus, unless otherwise specified or the context otherwise requires, references to “€” and “euro” are to the currency of those member states of the European Union which are participating in European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended, to “Japanese yen” are to the lawful currency of Japan, to “£” and “Sterling” are to the lawful currency of the United Kingdom, to “U.S.$” and “U.S. dollars” are to the lawful currency of the United States of America, to “Canadian dollars” are to the lawful currency of Canada, to “Australian dollars” are to the lawful currency of Australia, to “New Zealand dollars” are to the lawful currency of New Zealand, to “Swedish krona” are to the lawful currency of Sweden, to “Danish krone” are to the lawful currency of Denmark, to “Hong Kong dollars” are to the lawful currency of Hong Kong and to “Swiss francs” are to the lawful currency of Switzerland.
In connection with the issue of any Tranche (as defined in “Overview of the Programme”), the Dealer or Dealers (if any) named as the stabilising manager(s) (the “Stabilising Manager(s)”) in the applicable Final Terms (or any person acting on behalf of any Stabilising Manager(s)) may, to the extent permitted by applicable laws and directives, over-allot Instruments or effect transactions with a view to supporting the market price of the Instruments at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilising Manager(s) (or any person acting on behalf of any Stabilising Manager) will undertake stabilisation action. Any stabilisation action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant Tranche is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant Tranche and 60 days after the date of the allotment of the relevant Tranche. Any stabilisation action or over-allotment must be conducted by the relevant Stabilising Manager(s) (or person(s) acting on behalf of any Stabilising Manager(s)) in accordance with all applicable laws and rules.

DOCUMENTS INCORPORATED BY REFERENCE
This Prospectus should be read and construed in conjunction with (i) the audited consolidated annual financial statements of National Grid Gas for the financial years ended 31 March 2008 and 31 March 2009, in each case together with the audit report thereon, (ii) the Terms and Conditions set out on pages 22 to 50 of the prospectus dated 26 February 2008 relating to the Programme and (iii) the Terms and Conditions set out on pages 21 to 49 of the prospectus dated 24 February 2009 relating to the Programme, each of which have been previously published and which have been approved by the Financial Services Authority or filed with it.
Such documents shall be incorporated in, and form part of the relevant Base Prospectus, save that any statement contained in a document which is incorporated by reference herein shall be modified or superseded for the purpose of the relevant Base Prospectus to the extent that a statement contained herein modifies or supersedes such earlier statement (whether expressly, by implication or otherwise). Any statement so modified or superseded shall not, except as so modified or superseded, constitute a part of the relevant Base Prospectus.
The relevant Issuer and (where applicable) the Guarantor will, at its registered office and at the specified offices of the Paying Agents, make available for inspection during normal business hours and free of charge, upon oral or written request, a copy of the relevant Base Prospectus and any document incorporated by reference in this Prospectus. Any request for inspection of such documents should be directed to the specified office of any Paying Agent.

SUPPLEMENTAL PROSPECTUS
In respect of any Instruments to be listed on the Market, if at any time any of the Issuers shall be required to prepare a supplemental prospectus pursuant to Section 87G of the FSMA (“Supplemental Prospectus”), such Issuer will prepare and publish and make available an appropriate amendment or supplement to this Prospectus or a further prospectus which, in respect of any subsequent issue of Instruments to be listed on the Official List and admitted to trading on the Market, shall constitute a Supplemental Prospectus as required by the UK Listing Authority and Section 87G of the FSMA.
SUPPLEMENTARY LISTING PARTICULARS
In respect of any Instruments to be listed on the PSM, if at any time any of the Issuers shall be required to prepare supplementary listing particulars pursuant to Section 81 of the FSMA, such Issuer will prepare and make available an appropriate amendment or supplement to this Prospectus or further listing particulars which, in respect of any subsequent issue of Instruments to be listed on the Official List and admitted to trading on the PSM, shall constitute supplementary listing particulars as required by the UK Listing Authority and Section 81 of the FSMA.

OVERVIEW OF THE PROGRAMME
The following overview is qualified in its entirety by the remainder of this Prospectus.

Issuers	National Grid Gas plc (registered number 2006000).
National Grid Gas Finance (No 1) plc (registered number 5895068).

Guarantor	National Grid Gas plc (in respect of Instruments to be issued by National Grid Gas Finance (No 1) plc).

Description	Euro Medium Term Note Programme.

Size	Up to €10,000,000,000 (or the equivalent in other currencies at the date of issue) aggregate nominal amount of Instruments outstanding at any one time.

Arranger	HSBC Bank plc

Principal Dealers	Barclays Bank PLC

Deutsche Bank AG, London Branch

HSBC Bank plc

J.P. Morgan Securities Ltd.

Mizuho International plc

Morgan Stanley & Co. International plc

Royal Bank of Canada Europe Limited

The Royal Bank of Scotland plc

The Issuers and the Guarantor may from time to time terminate the appointment of any dealer under the Programme or appoint additional dealers either in respect of one or more Tranches or in respect of the whole Programme. References in this Prospectus to “Permanent Dealers” are to the persons listed above as Dealers and to such additional persons that are appointed as dealers in respect of the whole Programme (and whose appointment has not been terminated) and references to “Dealers” are to all Permanent Dealers and all persons appointed as a dealer in respect of one or more Tranches.

Trustee	The Law Debenture Trust Corporation p.l.c.

Issuing and Paying Agent	The Bank of New York Mellon

Other Paying Agents	KBL European Private Bankers S.A.

Method of Issue	The Instruments will be issued on a syndicated or non-syndicated basis. The Instruments will be issued in series (each a “Series”) having one or more issue dates and on terms otherwise identical (or identical other than in respect of the first payment of interest),the Instruments of each Series being intended to be interchangeable with all other Instruments of that Series. Each Series may be issued in tranches (each a “Tranche”) on the same or different issue dates. The specific terms of each Tranche (which will be completed, where necessary, with supplemental terms and conditions and, save in respect of the issue date, issue price, first payment of interest and nominal amount of the Tranche, will be identical to the terms of other Tranches of the same Series) will be completed in the final terms document (the “Final Terms”).

Issue Price	Instruments may be issued at their nominal amount or at a discount or premium to their nominal amount. Partly Paid Instruments may be issued, the issue price of which will be payable in two or more instalments.

Form of Instruments	The Instruments may be issued in bearer form only. Each Tranche of Instruments will be represented on issue by a temporary Global Instrument if(a) Definitive Instruments are to be made available to Instrumentholders following the expiry of 40 days after their issue date or (b) such Instruments have an initial maturity of more than one year and are being issued in compliance with the D Rules (as defined in “Selling Restrictions” below), otherwise such Tranche will be represented by a permanent Global Instrument. Any permanent Global Instrument shall only be exchanged for Instruments in definitive form in the limited circumstances set out in the permanent Global Instrument.

Clearing Systems	Clearstream, Luxembourg, Euroclear and, in relation to any Tranche, such other clearing system as may be agreed between the relevant Issuer, the Guarantor (if applicable), the Issuing and Paying Agent, the Trustee and the relevant Dealer.

Initial Delivery of Instruments	On or before the issue date for each Tranche, if the relevant Global Instrument is a NGN, the Global Instrument will be delivered to a Common Safekeeper for Euroclear and Clearstream, Luxembourg. On or before the issue date for each Tranche, if the relevant Global Instrument is a CGN, the Global Instrument representing the relevant Instruments may be deposited with a common depositary for Euroclear and Clearstream, Luxembourg. Global Instruments may also be deposited with any other clearing system or may be delivered outside any clearing system provided that the method of such delivery has been agreed in advance by the relevant Issuer, the Guarantor (if applicable), the Issuing and Paying Agent, the Trustee and the relevant Dealer.

Currencies	Subject to compliance with all relevant laws, regulations and directives, Instruments may be issued in U.S. dollars, Australian dollars, Canadian dollars, Danish krone, Euro, Hong Kong dollars, New Zealand dollars, Sterling, Swedish krona, Swiss francs or Japanese yen or in other currencies if the relevant Issuer and the relevant Dealer(s) so agree. Instruments may, subject to compliance as above, be issued as Dual Currency Instruments.

Maturities	Subject to compliance with all relevant laws, regulations and directives, any maturity from one month to perpetuity.

Any Instruments having a maturity of less than one year from their date of issue must (a) have a minimum redemption value of £100,000 (or its equivalent in other currencies) and be issued only to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses or (b) be issued in other circumstances which do not constitute a contravention of Section 19 of the FSMA by the relevant Issuer.

Denominations	Definitive Instruments will be in such denominations as may be specified in the relevant Final Terms, save that (a) in the case of any Instruments which are to be admitted to trading on a regulated market within the European Economic Area or offered to the public in a Member State of the European Economic Area in circumstances which require the publication of a prospectus under the Prospectus Directive, the minimum denomination shall be €50,000 (or its equivalent in any other currency as at the date of issue of the Instruments) and (b) unless otherwise permitted by then current laws and regulations, Instruments which have a maturity of less than one year will have a minimum denomination of £100,000 (or its equivalent in other currencies).

Fixed Rate Instruments	Fixed interest will be payable in arrear on the date or dates in each year specified in the relevant Final Terms and at maturity.

Floating Rate Instruments	Floating Rate Instruments will bear interest set separately for each Series as follows:

(a) on the same basis as the floating rate under a notional interest rate swap transaction in the relevant Specified Currency governed by an agreement incorporating the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or

(b) by reference to LIBOR, LIBID, LIMEAN or EURIBOR (or such other benchmark as may be specified in the relevant Final Terms) as adjusted for any applicable margin. Interest periods will be selected by the relevant Issuer prior to issue and specified in the relevant Final Terms. Floating Rate Instruments may also have a maximum interest rate, a minimum interest rate, or both.

Zero Coupon Instruments	Zero Coupon Instruments may be issued at their nominal amount or at a discount to it and will not bear interest.

Dual Currency Instruments	Payments (whether in respect of principal or interest and whether at maturity or otherwise) in respect of Dual Currency Instruments will be made in such currencies, and based on such rates of exchange as may be specified in the relevant Final Terms.

Index Linked Instruments	Payments of principal in respect of Index Linked Redemption

Instruments or of interest in respect of Index Linked Interest Instruments will be calculated by reference to such index and/or formula as may be specified in the relevant Final Terms and (if applicable) the relevant Supplemental Prospectus.

Interest Periods and Rates of Interest	The length of the interest periods for the Instruments and the applicable interest rate or its method of calculation may differ from time to time or be constant for any Series. Instruments may have a maximum interest rate, a minimum interest rate, or both. The use of interest accrual periods permits the Instruments to bear interest at different rates in the same interest period. All such information will be set out in the relevant Final Terms.

Redemption	The relevant Final Terms will specify the basis for calculating the redemption amounts payable, which may be by reference to a stock index or formula or as otherwise provided in the relevant Final Terms.

Unless permitted by then current laws and regulations, Instruments which have a maturity of less than one year must have a minimum redemption amount of £100,000 (or its equivalent in other currencies).

Redemption by Instalments	The Final Terms issued in respect of each issue of Instruments that are redeemable in two or more instalments will set out the dates on which, and the amounts in which, such Instruments may be redeemed.

Other Instruments	Terms applicable to high interest Instruments, low interest Instruments, step-up Instruments, step-down Instruments, Dual Currency Instruments, reverse Dual Currency Instruments, optional Dual Currency Instruments, Partly Paid Instruments and any other type of Instrument that the relevant Issuer, the Trustee and any Dealer or Dealers may agree to issue under the Programme, subject to compliance with all relevant laws, regulations and directives, will be set out in the relevant Final Terms and (if applicable) the relevant Supplemental Prospectus.

Optional Redemption	The Final Terms issued in respect of each issue of Instruments will state whether such Instruments may be redeemed prior to their stated maturity at the option of the relevant Issuer (either in whole or in part) and/or the holders, and if so the terms applicable to such redemption.

The relevant Issuer may elect to redeem all, but not some only, of the Instruments of any Series at their Residual Holding Redemption Amount (as set out in the relevant Final Terms) at any time if the Residual Holding Percentage (as set out in the relevant Final Terms) or more of the aggregate nominal amount of such Instruments originally issued shall have been redeemed or purchased and cancelled.

Status of Instruments and the Guarantee	The Instruments (and where applicable, the guarantee in respect of them) will constitute unsubordinated and unsecured obligations of the relevant Issuer (and where applicable, the Guarantor, respectively), all as described in “Terms and Conditions of the Instruments — Status”.

Negative Pledge	None of the Issuers or the Guarantor will give any negative pledge in respect of Instruments to be issued under the Programme.

Cross Default	The events of default in respect of Instruments in any Series will not contain any cross default provision in respect of any other indebtedness of the relevant Issuer or the Guarantor, where applicable, whether with respect to Instruments in any other Series or otherwise.

Events of Default	The events of default under the Instruments are as specified below under “Terms and Conditions of the Instruments — Events of Default”.

Early Redemption	Except as provided in “Optional Redemption” above and subject always to any laws, regulations and directives applicable to the relevant currency in which such Instruments are denominated, Instruments will be redeemable at the option of the relevant Issuer prior to maturity only for tax reasons. See “Terms and Conditions of the Instruments — Redemption, Purchase and Options”.

Withholding Tax	All payments of principal and interest in respect of the Instruments will be made free and clear of withholding taxes of the United Kingdom save as compelled by law. In the event that any deduction or withholding on account of tax is required to be made, the Issuer will, in the circumstances provided in “Terms and Conditions of the Instruments — Taxation” and subject to the exceptions therein, pay additional amounts so as to compensate for the amounts withheld or deducted.

Governing Law	English.

Listing	Each Series may be admitted to the Official List and admitted to trading on the Market or the PSM and/or admitted to listing, trading and/or quotation by any other listing authority, stock exchange and/or quotation system as may be agreed between the relevant Issuer and the relevant Dealer(s) and specified in the relevant Final Terms or may be unlisted.

Ratings	Tranches of Instruments may be rated or unrated. Where a Tranche of Instruments is rated, such rating will be specified in the relevant Final Terms. A rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.

Selling Restrictions	United States, United Kingdom, Public Offer Selling Restriction under the Prospectus Directive in respect of Instruments having a specified denomination of less than €50,000 or its equivalent in any other currency as at the date of issue of the Instruments and Japan. See “Plan of Distribution”.

Category 2 selling restrictions will apply to the Instruments for the purposes of Regulation S under the Securities Act.

The Instruments will be issued in compliance with U.S. Treas. Reg. §1.163-5(c)(2)(i)(D) (the “D Rules”) unless (a) the relevant Final Terms states that Instruments are issued in compliance with U.S. Treas. Reg. §1.163-5(c)(2)(i)(C) (the “C Rules”) or (b) the Instruments are issued other than in compliance with the D Rules or the C Rules but in circumstances in which the Instruments will not constitute “registration required obligations” under the United States Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”), which circumstances will be referred to in the relevant Final Terms as a transaction to which TEFRA is not applicable.

Terms and Conditions	The Terms and Conditions applicable to each Series will be as agreed between the relevant Issuer, the Guarantor (where applicable), the Trustee and the relevant Dealer(s) or other purchaser at or prior to the time of issuance of such Series and will be specified in the relevant Final Terms. The Terms and Conditions applicable to each Series will therefore be those as set out in “Terms and Conditions of the Instruments” below as supplemented, modified or replaced by the relevant Final Terms.

RISK FACTORS
The relevant Issuer and the Guarantor believe that the following factors may affect their ability to fulfil their obligations under Instruments issued under the Programme. All of these factors are contingencies which may or may not occur and the relevant Issuer and the Guarantor are not in a position to express a view on the likelihood of any such contingency occurring.
Factors which the relevant Issuer and the Guarantor believe may be material for the purpose of assessing the market risks associated with Instruments issued under the Programme are also described below.
The relevant Issuer and the Guarantor believe that the factors described below represent the principal risks inherent in investing in Instruments issued under the Programme, but the relevant Issuer or the Guarantor may be unable to pay interest, principal or other amounts on or in connection with any Instruments for other reasons and such Issuer and the Guarantor do not represent that the statements below regarding the risks of holding any Instruments are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this Prospectus (including any documents deemed to be incorporated by reference herein) and reach their own views prior to making any investment decision.
Risks relating to National Grid Gas plc and its business
Changes in law or regulation could have an adverse effect on National Grid Gas’s results of operations
National Grid Gas is subject to regulation by governmental and regulatory authorities. Consequently, changes in law or regulation could adversely affect National Grid Gas. Regulatory decisions concerning, for example, whether licences or approvals to operate are granted or renewed, whether there has been any breach of the terms of a licence or approval, recovery of incurred expenditure, and other decisions relating to the implications of energy change, the level of permitted revenues for National Grid Gas’s businesses and proposed business development activities could have an adverse impact on National Grid Gas’s results of operations, cash flows, the financial condition of its businesses and the ability to develop those businesses in the future.
Breaches of or changes in environmental or health and safety laws or regulations could expose National Grid Gas to increased costs, claims for financial compensation and adverse regulatory consequences and could damage National Grid Gas’s reputation
Aspects of National Grid Gas’s activities are potentially dangerous, including the transmission and distribution of natural gas. Gas utilities also typically use and generate in their operations hazardous and potentially hazardous products and by-products. In addition, there may be other aspects of National Grid Gas’s operations that are not currently regarded as having adverse effects that could become so. National Grid Gas is subject to laws and regulations relating to pollution, the protection of the environment, and how National Grid Gas uses and disposes of hazardous substances and waste materials. These expose National Grid Gas to costs and liabilities relating to its operations and properties. National Grid Gas is also subject to laws and regulations governing health and safety matters, protecting both the public and its employees, and increasingly, to regulation in relation to climate change. Any breach of these obligations, or even incidents relating to the environment or to health and safety that do not amount to a breach, could adversely affect the results of operations and National Grid Gas’s reputation.
Network failure or the inability to carry out critical non -network operations and damage to infrastructure may have significant adverse impacts on both National Grid Gas’s financial position and its reputation
National Grid Gas may suffer a major network failure or may not be able to carry out critical non-network operations. Operational performance could be adversely affected by a failure to maintain the health of the system or network, inadequate forecasting of demand or inadequate record keeping. This could cause National Grid Gas to fail to meet agreed standards of service or be in breach of a licence or approval, and even incidents that do not amount to a breach could result in adverse regulatory action and financial consequences, as well as harming National Grid Gas’s reputation. In addition to these risks, National Grid Gas is subject to other risks that are largely outside of its control such as the impact of weather or unlawful acts of third parties. Weather conditions can affect financial performance and severe weather that causes outages or damages infrastructure will adversely affect operational, and, potentially, business performance and its reputation. Terrorist attack, sabotage or other intentional acts may also physically damage National Grid Gas’s assets or otherwise significantly affect corporate activities and as a consequence affect the results of operations.
National Grid Gas’s results of operations depend on a number of factors relating to business performance including performance against regulatory targets and the delivery of anticipated costs and efficiency savings
Earnings maintenance and growth from National Grid Gas’s regulated gas business may be affected by its ability to meet or better efficiency targets and/or incentives set by the Office of Gas and Electricity Markets (“Ofgem”). In addition, from time to time National Grid Gas publishes cost and efficiency savings targets for its businesses. To meet these targets and standards, National Grid Gas must improve operational performance, service reliability and customer service. If National Grid Gas does not meet these targets and standards, it may not achieve the expected benefits, its business may be adversely affected and its performance, results of its operations and reputation may be harmed.
Changes to the regulatory treatment of commodity costs may have an adverse effect on the results of operations
Changes in commodity prices could potentially impact on National Grid Gas’s energy delivery businesses. Current regulatory arrangements in the UK provide the ability to pass through virtually all of the increased costs related to commodity prices to consumers. If Ofgem were to restrict this ability, it could have an adverse effect on National Grid Gas’s operating results.
National Grid Gas’s reputation may be harmed if consumers of energy suffer a disruption to their supply
National Grid Gas is responsible for transporting available gas. National Grid Gas consults with and provides information to Ofgem and the UK Government and industry participants about future demand and the availability of supply. However, where there is insufficient supply to meet demand, whether because of extreme weather conditions, terrorist attack, sabotage, other intentional acts, upstream or cross-border supply disruptions or failure of plant or systems operated by either National Grid Gas or third parties, National Grid Gas’s role is to manage the relevant system safely in accordance with established procedures approved by the Health and Safety Executive, which, in extreme circumstances, may require National Grid Gas to disconnect consumers which may damage its reputation.
National Grid Gas is subject to the risk that business development activity, such as significant acquisitions or disposals, will be based on incorrect assumptions or conclusions or that significant liabilities will be overlooked or there may be other unanticipated adverse impacts
In any acquisition or disposal process National Grid Gas evaluates the projected financial impact of the transaction and conducts appropriate due diligence. Despite National Grid Gas’s efforts, however, unforeseen circumstances or erroneous assumptions may adversely affect the anticipated financial consequences of a project.
National Grid Gas’s overall financial position may be adversely affected by a number of factors including restrictions on borrowing and debt arrangements, changes to credit ratings, adverse changes and volatility in the global credit markets

National Grid Gas is subject to certain covenants and restrictions in relation to its listed debt securities and its bank lending facilities. National Grid Gas is also subject to restrictions on financing that have been imposed by regulators. These restrictions may hinder National Grid Gas in servicing the financial requirements of its businesses. Some of National Grid Gas’s borrowings are rated by credit rating agencies and changes to these ratings may affect both the borrowing capacity of the National Grid Gas Group as a whole and the cost of those borrowings. National Grid Gas’s borrowing capacity and its cost of borrowing could also be affected by adverse changes in the global credit markets.
National Grid Gas’s business is partly funded through debt and the maturity and repayment profile of debt used to finance investments often does not correlate to cash flows from its assets. Accordingly it relies on access to short-term commercial paper and money markets and longer term bank and capital markets as sources of finance. A shortage of liquidity, lack of funding, pressure on capital and extreme price volatility across a wide range of asset classes are putting financial institutions under considerable pressure and, in certain cases, placing downward pressure on stock prices and credit availability for companies. If National Grid Gas is not able to access capital at competitive rates, its ability to finance its operations and implement its strategy will be adversely affected.
National Grid Gas’s results of operations could be affected by deflation
National Grid Gas’s income under its price controls is linked to the retail price index. Therefore if the UK economy suffers from a prolonged period of deflation, the company’s revenues may decrease which may not be offset by reductions in operating costs.
Future funding requirements of the National Grid plc UK Pension Scheme could adversely affect National Grid Gas’s results of operations
Substantially all of National Grid Gas’s employees are members of a defined benefits pension scheme where the scheme assets are held independently of National Grid Gas’s finances. Estimates of the amount and timing of future funding for this scheme are based on various actuarial assumptions and other factors including, among other things, the actual and projected market performance of the scheme assets, future long-term bond yields, average life expectancies and relevant legal requirements. The impact of these assumptions and other factors may require National Grid Gas to make additional contributions to this pension scheme which, to the extent they are not recoverable under its price controls, could adversely affect results of operations of National Grid Gas.
New or revised accounting standards, rules and interpretations by the UK, or international accounting standard setting boards and other relevant bodies could have an adverse effect on National Grid Gas’s reported financial results. Changes in law and accounting standards could increase National Grid Gas’s effective rate of tax.
The accounting treatment under International Financial Reporting Standards (“IFRS”), as adopted by the European Union, of replacement expenditure, pension and post-retirement benefits, derivative financial instruments and commodity contracts significantly affect the way National Grid Gas reports its financial position and results of operations. New or revised standards and interpretations may be issues which could have a significant impact on the financial results and financial position that it reports. The effective rate of tax it pays may be influenced by a number of factors including changes in law and accounting standards, the results of which could increase that rate.
Customers and counterparties to National Grid Gas’s transactions may fail to perform their obligations or arrangements the company has may be terminated, which could harm the results of its operations
National Grid Gas’s operations are exposed to the risk that customers and counterparties to its transactions that owe it money or commodities will not perform their obligations, which could cause it to incur additional costs.
Risk relating to National Grid Gas Finance (No 1) plc and its business
National Grid Gas Finance (No 1)’s only business is to act as a finance subsidiary of National Grid Gas and it has no assets other than the amounts representing the proceeds of its issued and paid-up share capital, such fees (if any) payable to it in connection with the issue of Instruments or entry into other obligations from time to time and any on-loan made by it of the proceeds of the issue of any Instruments.
Factors which are material for the purpose of assessing the market risks associated with Instruments issued under the Programme
Instruments may not be a suitable investment for all investors
Each potential investor in any Instruments must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:
(i)	have sufficient knowledge and experience to make a meaningful evaluation of the relevant Instruments, the merits and risks of investing in the relevant Instruments and the information contained or incorporated by reference in this Prospectus or any applicable supplement;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the relevant Instruments and the impact such investment will have on its overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in the relevant Instruments, including where principal or interest is payable in one or more currencies, or where the currency for principal or interest payments is different from the potential investor’s currency;

(iv)	understand thoroughly the terms of the relevant Instruments and be familiar with the behaviour of any relevant indices and financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.
Some Instruments are complex financial instruments and such instruments may be purchased as a way to reduce risk or enhance yield with an understood, measured, appropriate addition of risk to their overall portfolios. A potential investor should not invest in Instruments which are complex financial instruments unless it has the expertise (either alone or with the help of a financial adviser) to evaluate how the Instruments will perform under changing conditions, the resulting effects on the value of such Instruments and the impact this investment will have on the potential investor’s overall investment portfolio.
Risks related to the structure of a particular issue of Instruments
A wide range of Instruments may be issued under the Programme. A number of these Instruments may have features which contain particular risks for potential investors. Set out below is a description of certain such features:
Instruments subject to optional redemption by the Issuer
An optional redemption feature is likely to limit the market value of Instruments. During any period when the Issuer may elect to redeem Instruments, the market value of those Instruments generally will not rise substantially above the price at which they can be redeemed. This also may be true prior to any redemption period.
The Issuer may be expected to redeem Instruments when its cost of borrowing is lower than the interest rate on the Instruments. At those times, an investor generally would not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on the Instruments being redeemed and may only be able to do so at a significantly lower rate. Potential investors should consider reinvestment risk in light of other investments available at that time.

Index Linked Instruments and Dual Currency Instruments
The Issuer may issue Instruments with principal or interest determined by reference to an index or formula, to changes in the prices of securities or commodities, to movements in currency exchange rates or other factors (each, a “Relevant Factor”). In addition, the Issuer may issue Instruments with principal or interest payable in one or more currencies which may be different from the currency in which the Instruments are denominated. Potential investors should be aware that:
(i)	the market price of such Instruments may be volatile;

(ii)	they may receive no interest;

(iii)	payment of principal or interest may occur at a different time or in a different currency than expected;

(iv)	the amount of principal payable at redemption may be less than the nominal amount of such Instruments or even zero;

(v)	a Relevant Factor may be subject to significant fluctuations that may not correlate with changes in interest rates, currencies or other indices;

(vi)	if a Relevant Factor is applied to Instruments in conjunction with a multiplier greater than one or contains some other leverage factor, the effect of changes in the Relevant Factor on principal or interest payable likely will be magnified; and

(vii)	the timing of changes in a Relevant Factor may affect the actual yield to investors, even if the average level is consistent with their expectations. In general, the earlier the change in the Relevant Factor, the greater the effect on yield.
Partly Paid Instruments
The Issuer may issue Instruments where the issue price is payable in more than one instalment. Failure to pay any subsequent instalment could result in an investor losing all of its investment.
Variable rate Instruments with a multiplier or other leverage factor
Instruments with variable interest rates can be volatile investments. If they are structured to include multipliers or other leverage factors, or caps or floors,or any combination of those features or other similar related features, their market values may be even more volatile than those for securities that do not include those features.
Fixed/Floating Rate Instruments
Fixed/Floating Rate Instruments may bear interest at a rate that the Issuer may elect to convert from a fixed rate to a floating rate, or from a floating rate to a fixed rate. The Issuer’s ability to convert the interest rate will affect the secondary market and the market value of such Instruments since the Issuer may be expected to convert the rate when it is likely to produce a lower overall cost of borrowing. If the Issuer converts from a fixed rate to a floating rate, the spread on the Fixed/Floating Rate Instruments may be less favourable than the prevailing spreads on comparable Floating Rate Instruments tied to the same reference rate. In addition, the new floating rate at any time may be lower than the rates on other Instruments. If the Issuer converts from a floating rate to a fixed rate, the fixed rate may be lower than the prevailing rates on its Instruments.
Instruments issued at a substantial discount or premium
The market values of securities issued at a substantial discount or premium to their nominal amount tend to fluctuate more in relation to general changes in interest rates than do prices for conventional interest-bearing securities. Generally, the longer the remaining term of the securities, the greater the price volatility as compared to conventional interest-bearing securities with comparable maturities.
Risks related to Instruments generally
Set out below is a brief description of certain risks relating to the Instruments generally:

Modification, waivers and substitution
The Terms and Conditions of the Instruments contain provisions for calling meetings of Instrumentholders to consider matters affecting their interests generally. These provisions permit defined majorities to bind all Instrumentholders including Instrumentholders who did not attend and vote at the relevant meeting and Instrumentholders who voted in a manner contrary to the majority.
The Terms and Conditions of the Instruments also provide that the Trustee may, without the consent of Instrumentholders, agree to (a) any modification of any of the provisions of the Trust Deed that is of a formal, minor or technical nature or is made to correct a manifest error, (b) any other modification (except as mentioned in the Trust Deed), and any waiver or authorisation of any breach or proposed breach, of any of the provisions of the Trust Deed that is in the opinion of the Trustee not materially prejudicial to the interests of the Instrumentholders or (c) the substitution of another company as principal debtor under any Instruments in place of the Issuer, in the circumstances described in Condition 11 of the Terms and Conditions of the Instruments.
European Monetary Union
If the United Kingdom joins the European Monetary Union prior to the maturity of the Instruments, there is no assurance that this would not adversely affect investors in the Instruments. It is possible that prior to the maturity of the Instruments the United Kingdom may become a participating Member State and that the euro may become the lawful currency of the United Kingdom. In that event (i) all amounts payable in respect of any Instruments denominated in Sterling may become payable in euro (ii) the law may allow or require such Instruments to be re-denominated into euro and additional measures to be taken in respect of such Instruments; and (iii) there may no longer be available published or displayed rates for deposits in Sterling used to determine the rates of interest on such Instruments or changes in the way those rates are calculated, quoted and published or displayed. The introduction of the euro could also be accompanied by a volatile interest rate environment, which could adversely affect investors in the Instruments.
EU Savings Directive
Under the EU Council Directive 2003/48/EC on the taxation of savings income (the “EU Savings Directive”) each Member State, including Belgium from 1 January 2010, is required to provide the tax authorities of another Member State with details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident or certain types of entities called “residual entities”, within the meaning of the EU Savings Directive (the “Residual Entities”), established in that other Member State; however, for a transitional period, Austria and Luxembourg are permitted to apply an optional information reporting system whereby if a beneficial owner, within the meaning of the EU Savings Directive, does not comply with a prescribed procedure for information reporting, the relevant Member State will levy a withholding tax on payments to such beneficial owner. The withholding tax system will apply for a transitional period during which the rate of the withholding will rise over time to 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.
A number of non-EU countries (including Switzerland), and certain dependent or associated territories of certain Member States, have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident or certain limited types of entity established in a Member State. In addition, the Member States have entered into provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident or a Residual Entity established in one of those territories.
Investors should note that the European Commission has published proposals to amend the EU Savings Directive in order to improve its effectiveness. The proposed amendments, if implemented in their current form, include an extension of the scope of the EU Savings Directive so as to cover, amongst other things, (i) a wider range of income equivalent to interest, and (ii) payments made through certain types of “intermediate” entity (whether or not established in a Member State) for the ultimate benefit of an EU resident individual. Investors who are in any doubt as to their position should consult their financial advisers.
If a payment in respect of an Instrument which is the subject of the EU Savings Directive were to be made or collected through a Member State which has opted for a withholding system and an amount of or in respect of tax were to be withheld from that payment, neither the Issuer nor any Paying Agent nor any other person would be obliged to pay additional amounts with respect to any instrument as a result of the imposition of such withholding tax. However, the Issuer is required, save as provided in Condition 6.4 of the Instruments, to maintain a Paying Agent in a Member State that will not be obliged to withhold or deduct tax pursuant to any law implementing the EU Savings Directive or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000.
Further information on the EU Savings Directive is contained on page 67 of this Prospectus.
Change of law
The Terms and Conditions of the Instruments are based on English law in effect as at the date of issue of the relevant Instruments. No assurance can be given as to the impact of any possible judicial decision or change to English law or administrative practice after the date of issue of the relevant Instruments.
Integral multiples of less than €50,000
In relation to any issue of Instruments which have a denomination consisting of the minimum Specified Denomination of €50,000 plus a higher integral multiple of another smaller amount, it is possible that the Instruments may be traded in amounts in excess of €50,000 (or its equivalent) that are not integral multiples of €50,000 (or its equivalent). In such a case a holder who, as a result of trading such amounts, holds a principal amount of less than the minimum Specified Denomination will not receive a Definitive Instrument in respect of such holding (should Definitive Instruments be printed) and would need to purchase a principal amount of Instruments such that it holds an amount equal to one or more Specified Denominations. Except in circumstances set out in the relevant Global Instrument, investors will not be entitled to receive Definitive Instruments.
Risks related to the market generally
Set out below is a brief description of certain market risks, including liquidity risk, exchange rate risk, interest rate risk and credit risk:
The secondary market generally
Instruments may have no established trading market when issued, and one may never develop. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell their Instruments easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. This is particularly the case for Instruments that are especially sensitive to interest rate, currency or market risks, are designed for specific investment objectives or strategies or have been structured to meet the investment requirements of limited categories of investors. These types of Instruments generally would have a more limited secondary market and more price volatility than conventional debt securities. Illiquidity may have a severely adverse effect on the market value of Instruments.
The Clearing Systems
Because the Global Instruments may be held by or on behalf of Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) investors will have to rely on the procedures of Euroclear and Clearstream, Luxembourg for transfer, payment and communication with the Issuer.

Instruments issued under the Programme may be represented by one or more temporary Global Instruments or permanent Global Instruments. Such Global Instruments may be deposited with a common depositary for Euroclear and Clearstream, Luxembourg. Except in the circumstances described in the relevant Global Instrument, investors will not be entitled to receive Definitive Instruments. Euroclear and Clearstream, Luxembourg will maintain records of the interests in the Global Instruments. While the Instruments are represented by one or more Global Instruments, investors will be able to trade their interests only through Euroclear or Clearstream, Luxembourg.
While Instruments are represented by one or more Global Instruments, the Issuer will discharge its payment obligations under such Instruments by making payments to the common depositary for Euroclear and Clearstream, Luxembourg for distribution to their account holders. A holder of an interest in a Global Instrument must rely on the procedures of Euroclear and Clearstream, Luxembourg to receive payments under the relevant Instruments. The Issuer has no responsibility or liability for the records relating to, or payments made in respect of, interests in the Global Instruments.
Holders of interests in the Global Instruments will not have a direct right to vote in respect of the relevant Instruments. Instead, such holders will be permitted to act only to the extent that they are enabled by Euroclear or Clearstream, Luxembourg.
Exchange rate risks and exchange controls
The Issuer will pay principal and interest on the Instruments in the Specified Currency. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the “Investor’s Currency”) other than the Specified Currency. These include the risk that exchange rates may significantly change (including changes due to devaluation of the Specified Currency or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the Specified Currency would decrease (1) the Investor’s Currency-equivalent yield on the Instruments, (2) the Investor’s Currency equivalent value of the principal payable on the Instruments and (3) the Investor’s Currency equivalent market value of the Instruments.
Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate. As a result, investors may receive less interest or principal than expected, or no interest or principal.
Interest rate risks
Investment in Fixed Rate Instruments involves the risk that subsequent changes in market interest rates may adversely affect the value of Fixed Rate Instruments.
Credit ratings may not reflect all risks
One or more independent credit rating agencies may assign credit ratings to an issue of Instruments. The ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above, and other factors that may affect the value of the Instruments. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.
Legal investment considerations may restrict certain investments
The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisers to determine whether and to what extent (1) Instruments are legal investments for it, (2) Instruments can be used as collateral for various types of borrowing and (3) other restrictions apply to its purchase or pledge of any Instruments. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of Instruments under any applicable risk-based capital or similar rules.

TERMS AND CONDITIONS OF THE INSTRUMENTS
The following is the text of the terms and conditions which, save for the text in italics and subject to completion and amendment and as supplemented or varied in accordance with the provisions of Part A of the relevant Final Terms, will be endorsed on the Instruments in definitive form (if any) issued in exchange for the Global Instrument(s) representing each Series. Either (a) the full text of these terms and conditions together with the relevant provisions of Part A of the Final Terms or (b) these terms and conditions as so completed, amended, supplemented or varied (and subject to simplification by the deletion of non-applicable provisions), shall be endorsed on such Instruments. All capitalised terms which are not defined in these Conditions will have the meanings given to them in the Trust Deed or Part A of the relevant Final Terms. Those definitions will be endorsed on the Definitive Instruments. References in these terms and conditions to “Instruments” are to the Instruments of one Series only of the relevant Issuer (as defined below), not to all Instruments that may be issued under the Programme. Provisions which are marked with * only apply where National Grid Gas Finance (No 1) is the Issuer.

National Grid Gas plc (“National Grid Gas”) and National Grid Gas Finance (No 1) plc (“National Grid Gas Finance (No 1)”) (each an “Issuer” and together, the “Issuers”) and National Grid Gas plc as guarantor of Instruments issued by National Grid Gas Finance (No 1) (the “Guarantor”) have established a Euro Medium Term Note Programme (the “Programme”) for the issuance of up to €10,000,000,000 in aggregate principal amount of debt instruments (the “Instruments”).

The Instruments are constituted by an Amended and Restated Trust Deed (as amended or supplemented from time to time, the “Trust Deed”) dated 24 February 2010 between the Issuers, the Guarantor and The Law Debenture Trust Corporation p.l.c. (the “Trustee”, which expression shall include all persons for the time being the trustee or trustees under the Trust Deed) as trustee for the Instrumentholders (as defined below). These terms and conditions include summaries of, and are subject to, the detailed provisions of the Trust Deed, which includes the form of the Definitive Instruments, Receipts, Coupons and Talons referred to below. An Amended and Restated Agency Agreement (as amended or supplemented from time to time, the “Agency Agreement”) dated 24 February 2010 has been entered into in relation to the Instruments between the Issuers, the Guarantor, the Trustee, The Bank of New York Mellon as initial issuing and paying agent and the other agent(s) named in it. The issuing and paying agent, the paying agent(s) and the calculation agent(s) for the time being (if any) are referred to below respectively as the “Issuing and Paying Agent”, the “Paying Agents” (which expression shall include the Issuing and Paying Agent) and the “Calculation Agent(s)”. Copies of the Trust Deed and the Agency Agreement are available for inspection during usual business hours at the registered office of the Trustee (as at 24 February 2010 at Fifth Floor, 100 Wood Street, London EC2V 7EX) and at the specified offices of the Paying Agents.

The Instrumentholders, the holders of the interest coupons (the “Coupons”) appertaining to interest bearing Instruments and, where applicable in the case of such Instruments, talons for further Coupons (the “Talons”) (the “Couponholders”) and the holders of the receipts for the payment of instalments of principal (the “Receipts”) relating to Instruments of which the principal is payable in instalments are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed (including the Guarantee) and are deemed to have notice of those provisions of the Agency Agreement applicable to them.

1	Form, Denomination and Title

The Instruments are issued in bearer form in the Specified Denomination(s) specified in the relevant Final Terms and are serially numbered. Instruments of one Specified Denomination are not exchangeable for Instruments of another Specified Denomination.

In the case of Instruments which are to be admitted to trading on a regulated market within the European Economic Area or offered to the public in a Member State of the European Economic Area in circumstances which require the publication of a prospectus under Directive 2003/71/EC (the “Prospectus Directive”), the minimum Specified Denomination shall be €50,000 (or its equivalent in any other currency as at the date of issue of the relevant Instruments).

This Instrument is a Fixed Rate Instrument, a Floating Rate Instrument, a Zero Coupon Instrument, a Perpetual Instrument, an Index Linked Interest Instrument, an Index Linked Redemption Instrument, an Instalment Instrument, a Dual Currency Instrument or a Partly Paid Instrument, a combination of any of the preceding or any other kind of Instrument, depending upon the Interest and Redemption/Payment Basis specified in the relevant Final Terms.

Instruments are issued with Coupons (and, where appropriate, a Talon) attached, save in the case of Zero Coupon Instruments in which case references to interest (other than in relation to interest due after the Maturity Date), Coupons and Talons in these Conditions are not applicable.

Instalment Instruments are issued with one or more Receipts attached. Title to the Instruments and the Receipts, Coupons and Talons shall pass by delivery and except as ordered by a court of competent jurisdiction or as required by law, the Issuer, the Guarantor (if applicable) and the Paying Agents shall be entitled to treat the bearer of any Instrument, Receipt, Coupon or Talon as the absolute owner of that Instrument, Receipt, Coupon or Talon, as the case may be, and shall not be required to obtain any proof of ownership as to the identity of the bearer.

In these Conditions, “Instrumentholder” means the bearer of any Instrument of one Series only of an Issuer and the Receipts relating to it, “holder” (in relation to an Instrument, Receipt, Coupon or Talon) means the bearer of any Instrument, Receipt, Coupon or Talon and capitalised terms have the meanings given to them herein, the absence of any such meaning indicating that such term is not applicable to this Instrument.

2	Status [and Guarantee]*
2.1	Status

The Instruments and the Receipts and Coupons relating to them constitute direct, unconditional and unsecured obligations of the Issuer and rank pari passu without any preference or priority among themselves. The payment obligations of the Issuer under the Instruments, Receipts and Coupons [and of the Guarantor under the Guarantee]* shall, subject to such exceptions as are from time to time applicable under the laws of England, rank equally with all other present and future unsecured obligations (other than subordinated obligations, if any) of the Issuer [and the Guarantor respectively]*.

2.2	[Guarantee

The Guarantor has unconditionally and irrevocably guaranteed the due payment of all sums expressed to be payable by the Issuer under the Trust Deed, the Instruments, Receipts and Coupons. Its obligations in that respect (the “Guarantee”) are contained in the Trust Deed.]*
3	Interest
3.1	Interest on Fixed Rate Instruments

Each Fixed Rate Instrument bears interest on its outstanding nominal amount from the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the Rate of Interest, payable in arrear on each Interest Payment Date. The amount of interest payable shall be determined in accordance with Condition 3.2.4(f).

3.2	Interest on Floating Rate Instruments and Index Linked Interest Instruments
3.2.1	Interest Payment Dates

Each Floating Rate Instrument and Index Linked Interest Instrument bears interest on its outstanding nominal amount from the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the Rate of Interest, such interest being payable in arrear on each Interest Payment Date. The amount of interest payable shall be determined in accordance with Condition 3.2.4(f). Such Interest Payment Date(s) is/are either specified in the relevant Final Terms as Specified Interest Payment Dates or, if no Specified Interest Payment Date(s) is/are specified in the relevant Final Terms, Interest Payment Date shall mean each date which falls the number of months or other period shown on this Instrument as the Interest Period after the preceding Interest Payment Date or, in the case of the first Interest Payment Date, after the Interest Commencement Date.

3.2.2	Business Day Convention

If any date which is specified to be subject to adjustment in accordance with a Business Day Convention would otherwise fall on a day which is not a Business Day, then, if the Business Day Convention specified is (A) the Floating Rate Convention, such date shall be postponed to the next day which is a Business Day unless it would then fall into the next calendar month, in which event (x) such date shall be brought forward to the immediately preceding Business Day and (y) each subsequent such date shall be the last Business Day of the month in which such date would have fallen had it not been subject to adjustment, (B) the Following Business Day Convention, such date shall be postponed to the next day which is a Business Day; (C) the Modified Following Business Day Convention, such date shall be postponed to the next day which is a Business Day unless it would then fall into the next calendar month, in that event such date shall be brought forward to the immediately preceding Business Day or (D) the Preceding Business Day Convention, such date shall be brought forward to the immediately preceding Business Day.

3.2.3	Rate of Interest for Floating Rate Instruments

The Rate of Interest in respect of Floating Rate Instruments for each Interest Accrual Period shall be determined in the manner specified in the relevant Final Terms and the provisions below relating to either ISDA Determination or Screen Rate Determination shall apply, depending upon which is specified in the relevant Final Terms.
(A)	ISDA Determination for Floating Rate Instruments: Where ISDA Determination is specified in the relevant Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Accrual Period shall be determined by the Calculation Agent as a rate equal to the relevant ISDA Rate. For the purposes of this sub-paragraph (A), “ISDA Rate” for an Interest Accrual Period means a rate equal to the Floating Rate which would be determined by the Calculation Agent under a Swap Transaction under the terms of an agreement incorporating the ISDA Definitions and under which:
(x)	the Floating Rate Option is as specified in the relevant Final Terms;

(y)	the Designated Maturity is a period specified in the relevant Final Terms; and

(z)	the relevant Reset Date is the first day of that Interest Accrual Period unless otherwise specified in the relevant Final Terms.
For the purposes of this sub-paragraph (A), “Floating Rate”, “Calculation Agent”, “Floating Rate Option”, “Designated Maturity”, “Reset Date” and “Swap Transaction” have the meanings given to those terms in the ISDA Definitions.

(B)	Screen Rate Determination for Floating Rate Instruments: Where Screen Rate Determination is specified in the relevant Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Accrual Period shall be determined by the Calculation Agent at or about the Relevant Time on the Interest Determination Date in respect of such Interest Accrual Period in accordance with the following:
(x)	if the Primary Source for Floating Rate is a Page, subject as provided below, the Rate of Interest shall be:
(a)	the Relevant Rate (where such Relevant Rate on such Page is a composite quotation or is customarily supplied by one entity); or

(b)	the arithmetic mean of the Relevant Rates of the persons whose Relevant Rates appear on that Page,

in each case appearing on such Page at the Relevant Time on the Interest Determination Date;
(y)	if the Primary Source for the Floating Rate is Reference Banks or if sub-paragraph (x) (a) applies and no Relevant Rate appears on the Page at the Relevant Time on the Interest Determination Date or if sub-paragraph (x) (b) above applies and fewer than two Relevant Rates appear on the Page at the Relevant Time on the Interest Determination Date, subject as provided below, the Rate of Interest shall be the arithmetic mean of the Relevant Rates that each of the Reference Banks is quoting to leading banks in the Relevant Financial Centre at the Relevant Time on the Interest Determination Date, as determined by the Calculation Agent; and

(z)	if paragraph (y) above applies and the Calculation Agent determines that fewer than two Reference Banks are so quoting Relevant Rates, subject as provided below, the Rate of Interest shall be the arithmetic mean of the rates per annum (expressed as a percentage) that the Calculation Agent determines to be the rates (being the nearest equivalent to the Benchmark) in respect of a Representative Amount of the Specified Currency that at least two out of five leading banks selected by the Calculation Agent in the principal financial centre of the country of the Specified Currency or, if the Specified Currency is euro in those Member States of the European Union which are participating in European economic and monetary union as selected by the Calculation Agent (the “Principal Financial Centre”) are quoting at or about the Relevant Time on the date on which such banks would customarily quote such rates for a period commencing on the Effective Date for a period equivalent to the Specified Duration (I) to leading banks carrying on business in Europe, or (if the Calculation Agent determines that fewer than two of such banks are so quoting to leading banks in Europe) (II) to leading banks carrying on business in the Principal Financial Centre; except that, if fewer than two of such banks are so quoting to leading banks in the Principal Financial Centre, the Rate of Interest shall be the Rate of Interest determined on the previous Interest Determination Date (after readjustment for any difference between any Margin, Rate Multiplier or Maximum or Minimum Rate of Interest applicable to the preceding Interest Accrual Period and to the relevant Interest Accrual Period).

3.2.4	Rate of Interest for Index Linked Interest Instruments

The Rate of Interest in respect of Index Linked Interest Instruments for each Interest Accrual Period shall be determined in the manner specified in the relevant Final Terms and interest will accrue by reference to an Index or Formula as specified in the relevant Final Terms.
(a)	Zero Coupon Instruments

Where an Instrument, the Interest Basis of which is specified to be Zero Coupon, is repayable prior to the Maturity Date and is not paid when due, the amount due and payable prior to the Maturity Date shall be the Early Redemption Amount of such Instrument. As from the Maturity Date, the Rate of Interest for any overdue principal of such an Instrument shall be a rate per annum (expressed as a percentage) equal to the Amortisation Yield (as defined in Condition 5.4.1(b)).

(b)	Dual Currency Instruments

In the case of Dual Currency Instruments, if the rate or amount of interest falls to be determined by reference to a Rate of Exchange or a method of calculating a Rate of Exchange, the rate or amount of interest payable shall be determined in the manner specified in the relevant Final Terms.

(c)	Partly Paid Instruments

In the case of Partly Paid Instruments (other than Partly Paid Instruments which are Zero Coupon Instruments), interest will accrue as previously stated on the paid-up nominal amount of such Instruments and otherwise as specified in the relevant Final Terms.

(d)	Accrual of Interest

Interest shall cease to accrue on each Instrument on the due date for redemption unless, upon due presentation, payment is improperly withheld or refused, in which event interest shall continue to accrue (as well after as before judgment) at the Rate of Interest in the manner provided in this Condition 3 to the Relevant Date (as defined in Condition 7).

(e)	Margin, Maximum/Minimum Rates of Interest, Instalment Amounts and Redemption Amounts, Rate Multipliers and Rounding
(i)	If any Margin or Rate Multiplier is specified in the relevant Final Terms (either (x) generally, or (y) in relation to one or more Interest Accrual Periods), an adjustment shall be made to all Rates of Interest, in the case of (x), or the Rates of Interest for the specified Interest Accrual Periods, in the case of (y), calculated in accordance with Condition 3.2 above, by adding (if a positive number) or subtracting (if a negative number) the absolute value of such Margin or multiplying by such Rate Multiplier, subject always to the next paragraph.

(ii)	If any Maximum or Minimum Rate of Interest, Instalment Amount or Redemption Amount is specified in the relevant Final Terms, then any Rate of Interest, Instalment Amount or Redemption Amount shall be subject to such maximum or minimum, as the case may be.

(iii)	For the purposes of any calculations required pursuant to these Conditions (unless otherwise specified), (x) all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with halves being rounded up), (y) all figures shall be rounded to seven significant figures (with halves being rounded up) and (z) all currency amounts that fall due and payable shall be rounded to the nearest unit of such currency (with halves being rounded up), save in the case of yen, which shall be rounded down to the nearest yen. For these purposes “unit” means the lowest amount of such currency which is available as legal tender in the country of such currency.
(f)	Calculations

The amount of interest payable per Calculation Amount in respect of any Instrument for any Interest Accrual Period shall be equal to the product of the Rate of Interest, the Calculation Amount specified thereon, and the Day Count Fraction for such Interest Accrual Period, unless an Interest Amount (or a formula for its calculation) is applicable to such Interest Accrual Period, in which case the amount of interest payable per Calculation Amount in respect of such Instrument for such Interest Accrual Period shall equal such Interest Amount (or be calculated in accordance with such formula). Where any Interest Period comprises two or more Interest Accrual Periods, the amount of interest payable per Calculation Amount in respect of such Interest Period shall be the sum of the Interest Amounts payable in respect of each of those Interest Accrual Periods. In respect of any other period for which interest is required to be calculated, the provisions above shall apply save that the Day Count Fraction shall be for the period for which interest is required to be calculated.

(g)	Determination and Publication of Rates of Interest, Interest Amounts, Final Redemption Amounts, Early Redemption Amounts, Optional Redemption Amounts and Instalment Amounts

As soon as practicable after the Relevant Time on each Interest Determination Date, or such other time on such date as the Calculation Agent may be required to calculate any rate or amount, obtain any quotation or make any determination or calculation, it shall determine such rate and calculate the Interest Amounts in respect of each Specified Denomination of the Instruments for the relevant Interest Accrual Period, calculate the Redemption Amount or Instalment Amount, obtain such quote or make such determination or calculation, as the case may be, and cause the Rate of Interest and the Interest Amounts for each Interest Period and the relevant Interest Payment Date and, if required to be calculated, the Final Redemption Amount, Early Redemption Amount, Optional Redemption Amount or any Instalment Amount to be notified to the Trustee, the Issuer, [ the Guarantor,]* each of the Paying Agents, the Instrumentholders, any other Calculation Agent appointed in respect of the Instruments that is to make a further calculation upon receipt of such information and, if the Instruments are listed on a stock exchange and the rules of such exchange so require, such exchange as soon as possible after their determination but in no event later than (i) the commencement of the relevant Interest Period, if determined prior to such time, in the case of notification to such exchange of a Rate of Interest and Interest Amount, or (ii) in all other cases, the fourth Business Day after such determination. Where any Interest Payment Date or Interest Period Date is subject to adjustment pursuant to Condition 3.2.2, the Interest Amounts and the Interest Payment Date so published may subsequently be amended (or appropriate alternative arrangements made with the consent of the Trustee by way of adjustment) without notice in the event of an extension or shortening of the Interest Period. If the Instruments become due and payable under Condition 9, the accrued interest and the Rate of Interest payable in respect of the Instruments shall nevertheless continue to be calculated as previously in accordance with this Condition but no publication of the Rate of Interest or the Interest Amount so calculated need be made unless the Trustee otherwise requires. The determination of any rate or amount, the obtaining of each quotation and the making of each determination or calculation by the Calculation Agent(s) shall (in the absence of manifest error) be final and binding upon all parties.

(h)	Determination or Calculation by Trustee

If the Calculation Agent does not at any time for any reason determine or calculate the Rate of Interest for an Interest Period or any Interest Amount, Instalment Amount, Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount the Trustee shall do so (or shall appoint an agent on its behalf to do so) and such determination or calculation shall be deemed to have been made by the Calculation Agent. In doing so, the Trustee shall apply the preceding provisions of this Condition, with any necessary consequential amendments, to the extent that, in its opinion, it can do so, and, in all other respects it shall do so in such manner as it shall deem fair and reasonable in all the circumstances.

(i)	Definitions

In these Conditions, unless the context otherwise requires, the following defined terms shall have the meanings set out below:

“Benchmark” means LIBOR, LIBID, LIMEAN, EURIBOR or such other Benchmark as may be specified in the relevant Final Terms.

“Business Day” means:
(i)	in the case of a currency other than euro, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in the principal financial centre for such currency; and/or

(ii)	in the case of euro, a day on which the TARGET System is operating (a “TARGET Business Day”); and/or

(iii)	in the case of a currency and/or one or more Business Centres as specified in the relevant Final Terms, a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments in such currency or, if no currency is indicated, generally in each of the Business Centres.
“Calculation Amount” means the amount specified as such in the relevant Final Terms.

“Day Count Fraction” means, in respect of the calculation of an amount of interest on any Instrument for any period of time (from and including the first day of such period to but excluding the last) (whether or not constituting an Interest Period, the “Calculation Period”):
(i)	if “Actual/Actual” or “Actual/Actual-ISDA” is specified in the relevant Final Terms, the actual number of days in the Calculation Period divided by 365 (or, if any portion of that Calculation Period falls in a leap year, the sum of (i) the actual number of days in that portion of the Calculation Period falling in a leap year divided by 366 and (ii) the actual number of days in that portion of the Calculation Period falling in a non-leap year divided by 365);

(ii)	if “Actual/365 (Fixed)” is specified in the relevant Final Terms, the actual number of days in the Calculation Period divided by 365;

(iii)	if “Actual/360” is specified in the relevant Final Terms, the actual number of days in the Calculation Period divided by 360;

(iv)	if “30/360”, “360/360” or “Bond Basis” is specified in the relevant Final Terms, the number of days in the Calculation Period divided by 360, calculated on a formula basis as follows:

Where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30;

(v)	if “30E/360” or “Eurobond Basis” is specified in the relevant Final Terms, the number of days in the Calculation Period divided by 360, calculated on a formula basis as follows:

Where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31, in which case D2 will be 30;

(vi)	if “30E/360 (ISDA)” is specified hereon, the number of days in the Calculation Period divided by 360, calculated on a formula basis as follows:

where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless (i) that day is the last day of February or (ii) such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless (i) that day is the last day of February but not the Maturity Date or (ii) such number would be 31, in which case D2 will be 30; and

(vii)	if “Actual/Actual-ICMA” is specified in the relevant Final Terms,
(a)	if the Calculation Period is equal to or shorter than the Determination Period during which it falls, the actual number of days in the Calculation Period divided by the product of (x) the actual number of days in such Determination Period and (y) the number of Determination Periods in any year; and

(b)	if the Calculation Period is longer than one Determination Period, the sum of:
(x)	the actual number of days in such Calculation Period falling in the Determination Period in which it begins divided by the product of (1) the actual number of days in such Determination Period and (2) the number of Determination Periods in any year; and

(y)	the actual number of days in such Calculation Period falling in the next Determination Period divided by the product of (1) the actual number of days in such Determination Period and (2) the number of Determination Periods in any year, where:

“Determination Period” means the period from and including a Determination Date in any year to but excluding the next Determination Date; and

“Determination Date” means the date specified as such in the relevant Final Terms or, if none is so specified, the Interest Payment Date.
“Effective Date” means, with respect to any Floating Rate to be determined on an Interest Determination Date, the date specified as such in the relevant Final Terms or, if none is so specified, the first day of the Interest Accrual Period to which such Interest Determination Date relates.

“Euro-zone” means the region comprising of Member States of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community as amended.

“Interest Accrual Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Period Date and each successive period beginning on (and including) an Interest Period Date and ending on (but excluding) the next succeeding Interest Period Date.

“Interest Amount” means:
(i)	in respect of an Interest Accrual Period, the amount of interest payable per Calculation Amount for that Interest Accrual Period and which, in the case of Fixed Rate Instruments, and unless otherwise specified hereon, shall mean the Fixed Coupon Amount or Broken Amount specified hereon as being payable on the Interest Payment Date ending the Interest Period of which such Interest Accrual Period forms part; and

(ii)	in respect of any other period, the amount of interest payable per Calculation Amount for that period.
“Interest Commencement Date” means the Issue Date or such other date as may be specified in the relevant Final Terms.

“Interest Determination Date” means, with respect to a Rate of Interest and Interest Accrual Period, the date specified as such in the relevant Final Terms or, if none is so specified, (i) the first day of such Interest Accrual Period if the Specified Currency is Sterling or (ii) the day falling two Business Days in London prior to the first day of such Interest Accrual Period if the Specified Currency is neither Sterling nor euro or (iii) the day falling two TARGET Business Days prior to the first day of such Interest Accrual Period if the Specified Currency is euro.

“Interest Payment Date” means the date or dates specified as such in, or determined in accordance with the provisions of, the relevant Final Terms and, if a Business Day Convention is specified in the relevant Final Terms, as the same may be adjusted in accordance with the relevant Business Day Convention.

“Interest Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

“Interest Period Date” means each Interest Payment Date unless otherwise specified in the relevant Final Terms.

“ISDA Definitions” means the 2006 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc., unless otherwise specified in the relevant Final Terms.

“Page” means such page, section, caption, column or other part of a particular information service (including, but not limited to, the Reuters Market 3000 (“Reuters”)) as may be specified for the purpose of providing a Relevant Rate, or such other page, section, caption, column or other part as may replace it on that information service or on such other information service, in each case as may be nominated by the person or organisation providing or sponsoring the information appearing there for the purpose of displaying rates or prices comparable to that Relevant Rate.

“Rate of Interest” means the rate of interest payable from time to time in respect of this Instrument and that is either specified, or calculated in accordance with the provisions, in the relevant Final Terms.

“Redemption Amount” means, as appropriate, the Final Redemption Amount, the Early Redemption Amount (Tax), the Optional Redemption Amount (Call), the Optional Redemption Amount (Put), the Early Termination Amount or such other amount in the nature of a redemption amount as may be specified in, or determined in accordance with the provisions of the relevant Final Terms.

“Reference Banks” means the institutions specified as such in the relevant Final Terms or, if none, five leading banks selected by the Calculation Agent in the interbank market (or, if appropriate, money, swap or over-the-counter index options market) that is most closely connected with the Benchmark (which, if EURIBOR is the relevant Benchmark, shall be Europe).

“Relevant Financial Centre” means, with respect to any Floating Rate to be determined in accordance with a Screen Rate Determination on an Interest Determination Date, the financial centre as may be specified as such in the relevant Final Terms or, if none is so specified, the financial centre with which the relevant Benchmark is most closely connected (which, in the case of EURIBOR, shall be Europe) or, if none is so connected, London.

“Relevant Rate” means the Benchmark for a Representative Amount of the Specified Currency for a period (if applicable or appropriate to the Benchmark) equal to the Specified Duration commencing on the Effective Date.

“Relevant Time” means, with respect to any Interest Determination Date, the local time in the Relevant Financial Centre specified in the relevant Final Terms or, if no time is specified, the local time in the Relevant Financial Centre at which it is customary to determine bid and offered rates in respect of deposits in the Specified Currency in the interbank market in the Relevant Financial Centre or, if no such customary local time exists, 11.00 hours in the Relevant Financial Centre and, for the purpose of this definition “local time” means, with respect to Europe as a Relevant Financial Centre, Brussels time.

“Representative Amount” means, with respect to any Floating Rate to be determined in accordance with a Screen Rate Determination on an Interest Determination Date, the amount specified as such in the relevant Final Terms or, if none is specified, an amount that is representative for a single transaction in the relevant market at the time.

“Specified Currency” means the currency specified as such in the relevant Final Terms or, if none is specified, the currency in which the Instruments are denominated.

“Specified Duration” means, with respect to any Floating Rate to be determined in accordance with a Screen Rate Determination on an Interest Determination Date, the duration specified in the relevant Final Terms or, if none is specified, a period of time equal to the relevant Interest Accrual Period, ignoring any adjustment pursuant to Condition 3.2.2.

“TARGET System” means the Trans-European Automated Real-Time Gross Settlement Express Transfer (known as TARGET2) System which was launched on 19 November 2007 or any successor to it.

(j)	Calculation Agent and Reference Banks

The Issuer[, failing whom the Guarantor,]* shall procure that there shall at all times be four Reference Banks (or such other number as may be required) with offices in the Relevant Financial Centre and one or more Calculation Agents if provision is made for them in the relevant Final Terms and for so long as any Instrument is outstanding. If any Reference Bank (acting through its relevant office) is unable or unwilling to continue to act as a Reference Bank, then the Issuer [or the Guarantor]* shall (with the prior approval of the Trustee) appoint another Reference Bank with an office in the Relevant Financial Centre to act as such in its place. Where more than one Calculation Agent is appointed in respect of the Instruments, references in these Conditions to the Calculation Agent shall be construed as each Calculation Agent performing its respective duties under these Conditions. If the Calculation Agent is unable or unwilling to act as such or if the Calculation Agent fails duly to establish the Rate of Interest for an Interest Period or Interest Accrual Period or to calculate any Interest Amount, Instalment Amount, Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, as the case may be, or to comply with any other requirement, the Issuer [or the Guarantor]* shall (with the prior approval of the Trustee) appoint a leading bank or investment banking firm engaged in the interbank market (or, if appropriate, money, swap or over-the-counter index options market) which is most closely connected with the calculation or determination to be made by the Calculation Agent (acting through its principal London office or any other office actively involved in such market) to act as such in its place. The Calculation Agent may not resign its duties without a successor having been appointed as specified in this paragraph.
4	Indexation

This Condition 4 is applicable only if the relevant Final Terms specifies the Instruments as Index Linked Instruments.

Where the RPI (as defined below) is specified as the Index or Index Figure (each as defined below) in the relevant Final Terms, the following Conditions 4.1 to 4.6 will apply:
4.1	Definitions

“Base Index Figure” means (subject to Condition 4.3(i)) the base index figure as specified in the relevant Final Terms;

“Index” or “Index Figure” means, subject as provided in Condition 4.3(i), the UK Retail Price Index (“RPI”) (for all items) published by the Office for National Statistics (January 1987 = 100) or any comparable index which may replace the RPI for the purpose of calculating the amount payable on repayment of the Reference Gilt. Any reference to the Index Figure which is specified in the relevant Final Terms as:
(i)	applicable to a particular month, shall, subject as provided in Conditions 4.3 and 4.5, be construed as a reference to the Index Figure published in the seventh month prior to that particular month and relating to the month before that of publication; or

(ii)	applicable to the first calendar day of any month shall, subject as provided in Conditions 4.3 and 4.5, be construed as a reference to the Index Figure published in the second month prior to that particular month and relating to the month before that of publication; or

(iii)	applicable to any other day in any month shall, subject as provided in Conditions 4.3 and 4.5, be calculated by linear interpolation between (x) the Index Figure applicable to the first calendar day of the month in which the day falls, calculated as specified in sub-paragraph (ii) above and (y) the Index Figure applicable to the first calendar day of the month following, calculated as specified in sub-paragraph (ii) above and rounded to the nearest fifth decimal place.
If the Index is replaced, the Issuer will describe the replacement Index in a supplement to the Prospectus;

“Index Ratio” applicable to any month or date, as the case may be, means the Index Figure applicable to such month or date, as the case may be, divided by the Base Index Figure and rounded to the nearest fifth decimal place;

“Limited Index Ratio” means (a) in respect of any month or date, as the case may be, prior to the relevant Issue Date, the Index Ratio for that month or date, as the case may be, (b) in respect of any Limited Indexation Date after the relevant Issue Date, the product of the Limited Indexation Factor for that month or date, as the case may be, and the Limited Index Ratio as previously calculated in respect of the month or date, as the case may be, twelve months prior thereto; and (c) in respect of any other month, the Limited Index Ratio as previously calculated in respect of the most recent Limited Indexation Month;

“Limited Indexation Date” means any date falling during the period specified in the relevant Final Terms for which a Limited Indexation Factor is to be calculated;

“Limited Indexation Factor” means, in respect of a Limited Indexation Month or Limited Indexation Date, as the case may be, the ratio of the Index Figure applicable to that month or date, as the case may be, divided by the Index Figure applicable to the month or date, as the case may be, twelve months prior thereto, provided that (a) if such ratio is greater than the Maximum Indexation Factor specified in the relevant Final Terms, it shall be deemed to be equal to such Maximum Indexation Factor and (b) if such ratio is less than the Minimum Indexation Factor specified in the relevant Final Terms, it shall be deemed to be equal to such Minimum Indexation Factor;

“Limited Indexation Month” means any month specified in the relevant Final Terms for which a Limited Indexation Factor is to be calculated;

“Limited Index Linked Instruments” means Index Linked Instruments to which a Maximum Indexation Factor and/or a Minimum Indexation Factor (as specified in the relevant Final Terms) applies; and

“Reference Gilt” means the Treasury Stock specified as such in the relevant Final Terms for so long as such stock is in issue, and thereafter such issue of index-linked Treasury Stock determined to be appropriate by a gilt-edged market maker or other adviser selected by the Issuer [or the Guarantor]* (an “Indexation Adviser”).

4.2	Application of the Index Ratio

Each payment of interest and principal in respect of the Instruments shall be the amount provided in, or determined in accordance with, these Conditions, multiplied by the Index Ratio or Limited Index Ratio in the case of Limited Index Linked Instruments applicable to the month or date, as the case may be, on which such payment falls to be made and rounded in accordance with Condition 3.2.4(e).

4.3	Changes in Circumstances Affecting the Index
(i)	Change in base: If at any time and from time to time the Index is changed by the substitution of a new base therefor, then with effect from the month from and including that in which such substitution takes effect or the first date from and including that on which such substitution takes effect, as the case may be, (1) the definition of “Index” and “Index Figure” in Condition 4.1 shall be deemed to refer to the new date or month in substitution for January 1987 (or, as the case may be, to such other date or month as may have been substituted therefor), and (2) the new Base Index Figure shall be the product of the existing Base Index Figure and the Index Figure for the date on which such substitution takes effect, divided by the Index Figure for the date immediately preceding the date on which such substitution takes effect.

(ii)	Delay in publication of Index if sub-paragraph (i) of the definition of Index Figure is applicable: If the Index Figure which is normally published in the seventh month and which relates to the eighth month (the “relevant month”) before the month in which a payment is due to be made is not published on or before the fourteenth business day before the date on which such payment is due (the “date for payment”), the Index Figure applicable to the month in which the date for payment falls shall be (1) such substitute index figure (if any) as the Trustee considers (acting solely on the advice of the Indexation Adviser) to have been published by the United Kingdom Debt Management Office or the Bank of England, as the case may be, for the purposes of indexation of payments on the Reference Gilt or, failing such publication, on any one or more issues of index-linked Treasury Stock selected by an Indexation Adviser (and approved by the Trustee (acting solely on the advice of the Indexation Adviser)) or (2) if no such determination is made by such Indexation Adviser within seven days, the Index Figure last published (or, if later, the substitute index figure last determined pursuant to Condition 4.3(i)) before the date for payment.

(iii)	Delay in publication of Index if sub-paragraph (ii) and/or (iii) of the definition of Index Figure is applicable: If the Index Figure relating to any month (the “calculation month”) which is required to be taken into account for the purposes of the determination of the Index Figure for any date is not published on or before the fourteenth business day before the date on which such payment is due (the “date for payment”), the Index Figure applicable for the relevant calculation month shall be (1) such substitute index figure (if any) as the Trustee considers (acting solely on the advice of the Indexation Adviser) to have been published by the United Kingdom Debt Management Office or the Bank of England, as the case may be, for the purposes of indexation of payments on the Reference Gilt or, failing such publication, on any one or more issues of index-linked Treasury Stock selected by an Indexation Adviser (and approved by the Trustee (acting solely on the advice of the Indexation Adviser)) or (2) if no such determination is made by such Indexation Adviser within seven days, the Index Figure last published (or, if later, the substitute index figure last determined pursuant to Condition 4.3(i)) before the date for payment.
4.4	Application of Changes

Where the provisions of Condition 4.3(ii) or Condition 4.3(iii) apply, the determination of the Indexation Adviser as to the Index Figure applicable to the month in which the date for payment falls or the date for payment, as the case may be, shall be conclusive and binding. If, an Index Figure having been applied pursuant to Condition 4.3(ii)(2) or Condition 4.3(iii)(2), the Index Figure relating to the relevant month or relevant calculation month, as the case may be, is subsequently published while an Instrument is still outstanding, then:
(i)	in relation to a payment of principal or interest in respect of such Instrument other than upon final redemption of such Instrument, the principal or interest (as the case may be) next payable after the date of such subsequent publication shall be increased or reduced, as the case may be, by an amount equal to the shortfall or excess, as the case may be, of the amount of the relevant payment made on the basis of the Index Figure applicable by virtue of Condition 4.3(ii)(2) or Condition 4.3(iii)(2) below or above the amount of the relevant payment that would have been due if the Index Figure subsequently published had been published on or before the fourteenth business day before the date for payment; and

(ii)	in relation to a payment of principal or interest upon final redemption, no subsequent adjustment to amounts paid will be made.

4.5	Cessation of or Fundamental Changes to the Index
(i)	If (1) the Trustee and the Issuer [and the Guarantor]* have been notified by the Calculation Agent that the Index has ceased to be published or (2) any change is made to the coverage or the basic calculation of the Index which constitutes a fundamental change which would, in the opinion of (A) the Issuer be materially prejudicial to the interests of the Issuer, [or the Guarantor]* or (B) the Trustee acting solely on the advice of an Indexation Adviser, be materially prejudicial to the interests of the Instrumentholders, the Trustee will give written notice of such occurrence to the Issuer in the case of (B), and the Issuer[, the Guarantor]* and the Trustee (acting solely on the advice of the Indexation Adviser) together shall seek to agree for the purpose of the Instruments one or more adjustments to the Index or a substitute index (with or without adjustments) with the intention that the same should leave the Issuer[, the Guarantor]* and the Instrumentholders in no better and no worse position than they would have been had the Index not ceased to be published or the relevant fundamental change not been made.

(ii)	If the Issuer[, the Guarantor]* and the Trustee (acting solely on the advice of the Indexation Adviser) fail to reach agreement as mentioned above within 20 business days following the giving of notice as mentioned in paragraph (i), a bank or other person in London shall be appointed by the Issuer[, the Guarantor]* and the Trustee or, failing agreement on and the making of such appointment within 20 business days following the expiry of the 20 day period referred to above, by the Trustee (acting solely on the advice of the Indexation Adviser) (in each case, such bank or other person so appointed being referred to as the “Expert”), to determine for the purpose of the Instruments one or more adjustments to the Index or a substitute index (with or without adjustments) with the intention that the same should leave the Issuer[, the Guarantor]* and the Instrumentholders in no better and no worse position than they would have been had the Index not ceased to be published or the relevant fundamental change not been made. Any Expert so appointed shall act as an expert and not as an arbitrator and all fees, costs and expenses of the Expert and of any Indexation Adviser and of any of the Issuer[, the Guarantor]* and the Trustee in connection with such appointment shall be borne by the Issuer[ or the Guarantor]*.

(iii)	The Index shall be adjusted or replaced by a substitute index as agreed by the Issuer[, the Guarantor]* and the Trustee (acting solely on the advice of the Indexation Adviser) or as determined by the Expert pursuant to the foregoing paragraphs, as the case may be, and references in these Conditions to the Index and to any Index Figure shall be deemed amended in such manner as the Trustee (acting solely on the advice of the Indexation Adviser)[, the Guarantor]* and the Issuer agree are appropriate to give effect to such adjustment or replacement. Such amendments shall be effective from the date of such notification and binding upon the Issuer,[ the Guarantor and]* the Trustee and the Instrumentholders, and the Issuer [and the Guarantor]* shall give notice to the Instrumentholders in accordance with Condition 14 of such amendments as promptly as practicable following such notification.
4.6	Redemption for Index Reasons

If either (i) the Index Figure for three consecutive months is required to be determined on the basis of an Index Figure previously published as provided in Condition 4.3(ii)(2) and the Trustee has been notified by the Calculation Agent that publication of the Index has ceased or (ii) notice is published by Her Majesty’s Treasury, or on its behalf, following a change in relation to the Index, offering a right of redemption to the holders of the Reference Gilt, and (in either case) no amendment or substitution of the Index shall have been advised by the Indexation Adviser to the Issuer [and the Guarantor]* and such circumstances are continuing, the Issuer may, upon giving not more than 60 nor less than 30 days’ notice to the Instrumentholders in accordance with Condition 14, redeem all, but not some only, of the Instruments at their principal amount together with interest accrued but unpaid up to and including the date of redemption (in each case adjusted in accordance with Condition 4.2).
Where HICP (as defined below) is specified as the Index or Index Level (each as defined below) in the relevant Final Terms, the following Conditions 4.7 to 4.10 will apply:
4.7	Definitions

“Base Index Level” means the base index level as specified in the relevant Final Terms;

“Index” or “Index Level” means (subject as provided in Condition 4.9) the Non-revised Index of Consumer Prices excluding tobacco or relevant Successor Index (as defined in Condition 4.9(i)), measuring the rate of inflation in the European Monetary Union excluding tobacco, expressed as an index and published by Eurostat (the “HICP”). The first publication or announcement of a level of such index for a calculation month (as defined in Condition 4.9(i)) shall be final and conclusive and later revisions to the level for such calculation month will not be used in any calculations. Any reference to the Index Level which is specified in these Conditions as applicable to any day (“d”) in any month (“m”) shall, subject as provided in Condition 4.9, be calculated as follows:

where:

Id is the Index Level for the day d HICP m-2 is HICP for month m-2

HICP m-3 is HICP for month m-3

nbd is the actual number of days from and excluding the first day of month m to but including day d; and

q m is the actual number of days in month m, provided that if Condition 4.9 applies, the Index Level shall be the Substitute Index Level determined in accordance with such Condition.

If the Index is replaced, the Issuer will describe the replacement Index in a supplement to the Prospectus;

“Index Business Day” means a day on which the TARGET System is operating;

“Index Determination Date” means in respect of any date for which the Index Level is required to be determined, the fifth Index Business Day prior to such date;

“Index Ratio” applicable to any date means the Index Level applicable to the relevant Index Determination Date divided by the Base Index Level and rounded to the nearest fifth decimal place, 0.000005 being rounded upwards; and

“Related Instrument” means an inflation-linked bond selected by the Calculation Agent that is a debt obligation of one of the governments (but not any government agency) of France, Italy, Germany or Spain and which pays a coupon or redemption amount which is calculated by reference to the level of inflation in the European Monetary Union with a maturity date which falls on (a) the same day as the Maturity Date, (b) the next longest maturity date after the Maturity Date if there is no such bond maturing on the Maturity Date, or (c) the next shortest maturity before the Maturity Date if no bond defined in (a) or (b) is selected by the Calculation Agent. The Calculation Agent will select the Related Instrument from such of those inflation-linked bonds issued on or before the relevant Issue Date and, if there is more than one such inflation-linked bond maturing on the same date, the Related Instrument shall be selected by the Calculation Agent from such of those bonds. If the Related Instrument is redeemed, the Calculation Agent will select a new Related Instrument on the same basis, but selected from all eligible bonds in issue at the time the originally selected Related Instrument is redeemed (including any bond for which the redeemed originally selected Related Instrument is exchanged).

4.8	Application of the Index Ratio

Each payment of interest and principal in respect of the Instruments shall be the amount provided in, or determined in accordance with, these Conditions, multiplied by the Index Ratio applicable to the date on which such payment falls to be made and rounded in accordance with Condition 3.2.4(e).

4.9	Changes in Circumstances Affecting the Index
(i)	Delay in publication of Index:
(a)	If the Index Level relating to any month (the “calculation month”) which is required to be taken into account for the purposes of the determination of the Index Level for any date (the “Relevant Level”) has not been published or announced by the day that is five Business Days before the date on which such payment is due (the “Affected Payment Date”), the Calculation Agent shall determine a Substitute Index Level (as defined below) (in place of such Relevant Level) by using the following methodology:
(1)	if applicable, the Calculation Agent will take the same action to determine the Substitute Index Level for the Affected Payment Date as that taken by the calculation agent (or any other party performing the function of a calculation agent (whatever such party’s title)) pursuant to the terms and conditions of the Related Instrument;

(2)	if (1) above does not result in a Substitute Index Level for the Affected Payment Date for any reason, then the Calculation Agent shall determine the Substitute Index Level as follows:

Substitute Index Level = Base Level x (Latest Level / Reference Level)

where:

“Base Level” means the level of the Index (excluding any flash estimates) published or announced by Eurostat (or any successor entity which publishes such index) in respect of the month which is 12 calendar months prior to the month for which the Substitute Index Level is being determined;

“Latest Level” means the latest level of the Index (excluding any flash estimates) published or announced by Eurostat (or any successor entity which publishes such index) prior to the month in respect of which the Substitute Index Level is being calculated; and

“Reference Level” means the level of the Index (excluding any flash estimates) published or announced by Eurostat (or any successor entity which publishes such index) in respect of the month that is 12 calendar months prior to the month referred to in “Latest Level” above.
(b)	If a Relevant Level is published or announced at any time after the day that is five Business Days prior to the next Interest Payment Date, such Relevant Level will not be used in any calculations. The Substitute Index Level so determined pursuant to this Condition 4.9(i) will be the definitive level for that calculation month.

(ii)	Cessation of publication: If the Index Level has not been published or announced for two consecutive months or Eurostat announces that it will no longer continue to publish or announce the Index, then the Calculation Agent shall determine a successor index in lieu of any previously applicable Index (the “Successor Index”) by using the following methodology:
(a)	if at any time (other than after an Early Termination Event (as defined below) has been designated by the Calculation Agent pursuant to paragraph (e) below) a successor index has been designated by the calculation agent (or any other party performing the function of a calculation agent (whatever such party’s title)) pursuant to the terms and conditions of the Related Instrument, such successor index shall be designated the “Successor Index” for the purposes of all subsequent Interest Payment Dates, notwithstanding that any other Successor Index may previously have been determined under paragraphs (b), (c) or (d) below; or

(b)	if a Successor Index has not been determined under paragraph (a) above (and there has been no designation of an Early Termination Event pursuant to paragraph (e) below), and a notice has been given or an announcement has been made by Eurostat (or any successor entity which publishes such index) specifying that the Index will be superseded by a replacement index specified by Eurostat (or any such successor), and the Calculation Agent determines that such replacement index is calculated using the same or substantially similar formula or method of calculation as used in the calculation of the previously applicable Index, such replacement index shall be the Index from the date that such replacement index comes into effect; or

(c)	if a Successor Index has not been determined under paragraphs (a) or (b) above (and there has been no designation of an Early Termination Event pursuant to paragraph (e) below), the Calculation Agent shall ask five leading independent dealers to state what the replacement index for the Index should be. If between four and five responses are received, and of those four or five responses, three or more leading independent dealers state the same index, this index will be deemed the “Successor Index”. If three responses are received, and two or more leading independent dealers state the same index, this index will be deemed the “Successor Index”. If fewer than three responses are received, the Calculation Agent will proceed to paragraph (d) below;

(d)	if no Successor Index has been determined under paragraphs (a), (b) or (c) above on or before the fifth Index Business Day prior to the next Affected Payment Date the Calculation Agent will determine an appropriate alternative index for such Affected Payment Date, and such index will be deemed the “Successor Index”;

(e)	if the Calculation Agent determines that there is no appropriate alternative index, the Issuer and the Instrumentholders shall, in conjunction with the Calculation Agent, determine an appropriate alternative index. If the Issuer and the Instrumentholders, in conjunction with the Calculation Agent, do not reach agreement on an appropriate alternative index within a period of ten Business Days, then an Early Termination Event will be deemed to have occurred and the Issuer will redeem the Instruments pursuant to Condition 4.10.
(iii)	Rebasing of the Index: If the Calculation Agent determines that the Index has been or will be rebased at any time, the Index as so rebased (the “Rebased Index”) will be used for the purposes of determining each relevant Index Level from the date of such rebasing; provided, however, that the Calculation Agent shall make such adjustments as are made by the calculation agent (or any other party performing the function of a calculation agent (whatever such party’s title)) pursuant to the terms and conditions of the Related Instrument to the levels of the Rebased Index so that the Rebased Index levels reflect the same rate of inflation as the Index before it was rebased. Any such rebasing shall not affect any prior payments made.

(iv)	Material Modification Prior to Interest Payment Date: If, on or prior to the day that is five Business Days before an Interest Payment Date, Eurostat announces that it will make a material change to the Index then the Calculation Agent shall make any such adjustments to the Index consistent with adjustments made to the Related Instrument.

(v)	Manifest Error in Publication: If, within thirty days of publication, the Calculation Agent determines that Eurostat (or any successor entity which publishes such index) has corrected the level of the Index to remedy a manifest error in its original publication, the Calculation Agent will notify the parties of (A) that correction, (B) the amount that is payable as a result of that correction and (C) take such other action as it may deem necessary to give effect to such correction.
4.10	Redemption for Index Reasons

If an Early Termination Event as described under Condition 4.9(ii)(e) is deemed to have occurred, the Issuer will, upon giving not more than 60 nor less than 30 days’ notice to the Instrumentholders in accordance with Condition 14, redeem all, but not some only, of the Instruments at their principal amount together with interest accrued but unpaid up to and including the date of redemption (in each case adjusted in accordance with Condition 4.8).
5	Redemption, Purchase and Options
5.1	Final Redemption

Unless previously redeemed, purchased and cancelled as provided below, this Instrument will be redeemed at its Final Redemption Amount (which, unless otherwise provided, is its nominal amount) on the Maturity Date specified in the relevant Final Terms provided, however, that if this Instrument is a Perpetual Instrument it will only be redeemable and repayable in accordance with the following provisions of this Condition 5.

5.2	Redemption for Taxation Reasons

If, on the occasion of the next payment in respect of the Instruments, the Issuer [(or, if the Guarantee were called, the Guarantor)]* satisfies the Trustee immediately before the giving of the notice referred to below that it would be unable to make such payment without having to pay additional amounts as described in Condition 7, and such requirement to pay such additional amounts arises by reason of a change in the laws of the United Kingdom or any political sub-division of the United Kingdom or taxing authority in the United Kingdom or any political sub-division of the United Kingdom or in the official interpretation or application of the laws of the United Kingdom or any political sub-division of the United Kingdom or in any applicable double taxation treaty or convention, which change becomes effective on or after the date on which agreement is reached to issue the first Tranche of the Instruments, and such requirement cannot be avoided by the Issuer [(or the Guarantor, as the case may be)]* taking reasonable measures (such measures not involving any material additional payments by, or expense for, the Issuer [(or the Guarantor, as the case may be)]*), the Issuer may, at its option, on any Interest Payment Date or, if so specified in the relevant Final Terms, at any time, having given not less than 30 nor more than 45 days’ notice to the Instrumentholders in accordance with Condition 14, redeem all, but not some only, of the Instruments at their Early Redemption Amount together with interest accrued to the date of redemption, provided that the date fixed for redemption shall not be earlier than 90 days prior to the earliest date on which the Issuer [(or the Guarantor, as the case may be)]* would be obliged to pay such additional amounts or make such withholding or deduction, as the case may be, were a payment in respect of the Instruments [(or the Guarantee, as the case may be)]* then due. Prior to the publication of any notice of redemption pursuant to this Condition 5.2, the

Issuer shall deliver to the Trustee a certificate signed by two Directors of the Issuer [(or the Guarantor, as the case may be)]* stating that the requirement referred to above cannot be avoided by the Issuer [(or the Guarantor, as the case may be)]* taking reasonable measures available to it and the Trustee shall be entitled to accept such certificate as sufficient evidence of the satisfaction of the condition precedent set out above in which event it shall be conclusive and binding on Instrumentholders and Couponholders.

5.3	Purchases

The Issuer[, the Guarantor]* and any of [its/their] subsidiary undertakings may at any time purchase Instruments (provided that all unmatured Receipts and Coupons and unexchanged Talons appertaining to them are attached or surrendered with them) in the open market or otherwise at any price.

5.4	Early Redemption
5.4.1	Zero Coupon Instruments:
(a)	The Early Redemption Amount payable in respect of any Zero Coupon Instrument, the Early Redemption Amount of which is not linked to an index and/or a formula, upon redemption of such Instrument pursuant to Condition 5.2 or upon it becoming due and payable as provided in Condition 9 shall be the Amortised Face Amount (calculated as provided below) of such Instrument unless otherwise specified in the relevant Final Terms.

(b)	Subject to the provisions of sub-paragraph (c) below, the Amortised Face Amount of any such Instrument shall be the scheduled Final Redemption Amount of such Instrument on the Maturity Date discounted at a rate per annum (expressed as a percentage) equal to the Amortisation Yield (which, if none is specified in the relevant Final Terms, shall be such rate as would produce an Amortised Face Amount equal to the issue price of the Instruments if they were discounted back to their issue price on the Issue Date) compounded annually.

(c)	If the Early Redemption Amount payable in respect of any such Instrument, upon its redemption pursuant to Condition 5.2 or, if applicable, Condition 5.5 or 5.6 or upon it becoming due and payable as provided in Condition 9, is not paid when due, the Early Redemption Amount due and payable in respect of such Instrument shall be the Amortised Face Amount of such Instrument as defined in sub-paragraph (b) above, except that such sub-paragraph shall have effect as though the reference in that sub-paragraph to the date on which the Instrument becomes due and payable was replaced by a reference to the Relevant Date as defined in Condition 7. The calculation of the Amortised Face Amount in accordance with this sub-paragraph shall continue to be made (as well after as before judgment) until the Relevant Date, unless the Relevant Date falls on or after the Maturity Date, in which case the amount due and payable shall be the scheduled Final Redemption Amount of such Instrument on the Maturity Date together with any interest that may accrue in accordance with Condition 3.2.
Where such calculation is to be made for a period of less than one year, it shall be made on the basis of the Day Count Fraction specified in the relevant Final Terms.

5.4.2	Other Instruments

The Early Redemption Amount payable in respect of any Instrument (other than Instruments described in Condition 5.4.1 above), upon redemption of such Instrument pursuant to this Condition 5.4 or upon it becoming due and payable as provided in

Condition 9, shall be the Final Redemption Amount unless otherwise specified in the relevant Final Terms.
5.5	Redemption at the Option of the Issuer and Exercise of Issuer’s Options
5.5.1	Residual Holding Call Option

If (i) Residual Holding Call Option is specified in the relevant Final Terms as applicable, and (ii) if at any time the Residual Holding Percentage or more of the aggregate nominal amount of Instruments originally issued shall have been redeemed or purchased and cancelled, the Issuer shall have the option to redeem such outstanding Instruments in whole, but not in part, at their Residual Holding Redemption Amount. Unless otherwise specified in the relevant Final Terms, the Residual Holding Redemption Amount will be calculated by the Calculation Agent by discounting the outstanding nominal amount of the Instruments and the remaining interest payments (if applicable) to the Maturity Date by a rate per annum (expressed as a percentage to the nearest one hundred thousandth of a percentage point (with halves being rounded up)) equal to the Benchmark Yield, being the yield on the Benchmark Security at the close of business on the third Business Day prior to the date fixed for such redemption, plus the Benchmark Spread. Where the specified calculation is to be made for a period of less than one year, it shall be calculated using the Benchmark Day Count Fraction. The Issuer will give not less than 15 nor more than 30 days’ irrevocable notice to the Instrumentholders and the Trustee of any such redemption pursuant to this Condition 5.5.1.

5.5.2	Call Option

If Call Option is specified in the relevant Final Terms as applicable, the Issuer may, on giving not less than 15 nor more than 30 days’ irrevocable notice to the Instrumentholders (or such other notice period as may be specified in the relevant Final Terms), redeem, or exercise any Issuer’s option in relation to, all or, if so provided, some of such Instruments on any Optional Redemption Date or Option Exercise Date, as the case may be. Any such redemption of Instruments shall be at their Optional Redemption Amount together with interest accrued to the date fixed for redemption. Any such redemption or exercise must relate to Instruments of a nominal amount at least equal to the minimum nominal amount (if any) to be redeemed specified hereon and no greater than the maximum nominal amount (if any) to be redeemed specified on this Instrument.

All Instruments in respect of which any such notice is given shall be redeemed, or the Issuer’s option shall be exercised, on the date specified in such notice in accordance with this Condition.

In the case of a partial redemption or a partial exercise of an Issuer’s option, the notice to Instrumentholders shall also contain the serial numbers of the Instruments to be redeemed, which shall have been drawn in such place as the Trustee may approve and in such manner as it deems appropriate, subject to compliance with any applicable laws, listing authority and stock exchange requirements.
5.6	Redemption at the Option of Instrumentholders and Exercise of Instrumentholders’ Options

If Put Option is specified in the relevant Final Terms as applicable, the Issuer shall, at the option of the holder of any such Instrument, upon the holder of such Instrument giving not less than 15 nor more than 30 days’ notice to the Issuer (or such other notice period as may be specified on this Instrument) redeem such Instrument on the Optional Redemption Date(s) at its Optional Redemption Amount together with interest accrued to the date fixed for redemption.

To exercise such option or any other Instrumentholders’ option which may be set out on this Instrument (which must be exercised on an Option Exercise Date) the holder must deposit such Instrument with any Paying Agent at its specified office, together with a duly completed option exercise notice (“Exercise Notice”) in the form obtainable from any Paying Agent within the Instrumentholders’ Option Period (as specified in the relevant Final Terms). No Instrument so deposited and option exercised may be withdrawn (except as provided in the Agency Agreement) without the prior consent of the Issuer.

5.7	Partly Paid Instruments

Partly Paid Instruments will be redeemed, whether at maturity, early redemption or otherwise, in accordance with the provisions of this Condition and the provisions specified in the relevant Final Terms.

5.8	Redemption by Instalments

Unless previously redeemed, purchased and cancelled as provided in this Condition 5, each Instrument which provides for Instalment Dates and Instalment Amounts will be partially redeemed on each Instalment Date at the Instalment Amount specified in the relevant Final Terms. The outstanding nominal amount of each such Instrument shall be reduced by the Instalment Amount (or, if such Instalment Amount is calculated by reference to a proportion of the nominal amount of such Instrument, such proportion) for all purposes with effect from the related Instalment Date, unless payment of the Instalment Amount is improperly withheld or refused on presentation of the related Receipt, in which case, such amount shall remain outstanding until the Relevant Date relating to such Instalment Amount.

5.9	Cancellation

All Instruments redeemed pursuant to any of the foregoing provisions will be cancelled forthwith (together with all unmatured Receipts and Coupons and unexchanged Talons attached thereto). All Instruments purchased by or on behalf of the Issuer [, the Guarantor]* or any of [its/their] subsidiary undertakings may, at the option of the Issuer, be held by or may be surrendered together with all unmatured Receipts and Coupons and all unexchanged Talons attached to them to a Paying Agent for cancellation, but may not be resold and when held by the Issuer [, the Guarantor]* or any of [its/their] respective subsidiary undertakings shall not entitle the holder to vote at any meeting of Instrumentholders and shall not be deemed to be outstanding for the purposes of calculating quorums at meetings of Instrumentholders or for the purposes of Condition 11.
6	Payments and Talons
6.1	Payments

Payments of principal and interest in respect of Instruments will, subject as mentioned below, be made against presentation and surrender of the relevant Receipts (in the case of payments of Instalment Amounts other than on the due date for redemption and provided that the Receipt is presented for payment together with its relative Instrument), Instruments (in the case of all other payments of principal and, in the case of interest, as specified in Condition 6.5.6) or Coupons (in the case of interest, save as specified in Condition 6.5.6), as the case may be, at the specified office of any Paying Agent outside the United States by a cheque payable in the currency in which such payment is due drawn on, or, at the option of the holder, by transfer to an account denominated in that currency with, a bank in the principal financial centre for that currency; provided that in the case of euro, the transfer shall be in a city in which banks have access to the TARGET System.

6.2	Payments in the United States

Notwithstanding the above, if any Instruments are denominated in U.S. dollars, payments in respect of them may be made at the specified office of any Paying Agent in New York City in the same manner as specified above if (a) the Issuer shall have appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents would be able to make payment of the amounts on the Instruments in the manner provided above when due, (b) payment in full of such amounts at all such offices is illegal or effectively precluded by exchange controls or other similar restrictions on payment or receipt of such amounts and (c) such payment is then permitted by United States law, without involving, in the opinion of the Issuer, any adverse tax consequence to the Issuer.

6.3	Payments subject to Fiscal Laws etc.

All payments are subject in all cases to any applicable fiscal or other laws, regulations and directives, but without prejudice to the provisions of Condition 7. No commission or expenses shall be charged to the Instrumentholders or Couponholders in respect of such payments.

6.4	Appointment of Agents

The Issuing and Paying Agent, the Paying Agents and the Calculation Agent initially appointed by the Issuer [and the Guarantor]* and their respective specified offices are listed below. The Issuing and Paying Agent, the Paying Agents and the Calculation Agent act solely as agents of the Issuer [and the Guarantor]* and do not assume any obligation or relationship of agency or trust for or with any holder. The Issuer [and the Guarantor]* reserve[s] the right at any time with the approval of the Trustee to vary or terminate the appointment of the Issuing and Paying Agent, any other Paying Agent or the Calculation Agent and to appoint additional or other Paying Agents, provided that the Issuer shall at all times maintain (i) an Issuing and Paying Agent, (ii) a Paying Agent having a specified office in a continental European city, (iii) a Calculation Agent where the Conditions so require one, (iv) so long as the Instruments are listed on any stock exchange or admitted to listing by any other relevant authority, a Paying Agent having a specified office in such place as may be required by the rules and regulations of the relevant stock exchange or other relevant authority and (v) to the extent that the Issuer is able to do so and not provided for by the foregoing provisions of this Condition 6.4, a Paying Agent with a specified office in a European Union Member State that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive. As used in these Conditions, the terms “Issuing and Paying Agent”, “Calculation Agent”, and “Paying Agent” include any additional or replacement Issuing and Paying Agent, Calculation Agent or Paying Agent appointed under this Condition.

In addition, the Issuer [and the Guarantor]* shall forthwith appoint a Paying Agent in New York City in respect of any Instruments denominated in U.S. dollars in the circumstances described in Condition 6.2.

Notice of any such change or any change of any specified office shall promptly be given to the Instrumentholders in accordance with Condition 14.

6.5	Unmatured Coupons and Receipts and unexchanged Talons:
6.5.1	Unless the Instrument provides that the relevant Coupons are to become void upon the due date for redemption of those Instruments, Instruments should be surrendered for payment together with all unmatured Coupons (if any) appertaining to them, failing which an amount equal to the face value of each missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the amount of such missing unmatured Coupon that the sum of principal so paid bears to the total principal due) will be deducted from the Final

Redemption Amount, Early Redemption Amount or Optional Redemption Amount, as the case may be, due for payment. Any amount so deducted shall be paid in the manner mentioned above against surrender of such missing Coupon within a period of 10 years from the Relevant Date for the payment of such principal (whether or not such Coupon has become void pursuant to Condition 8).

6.5.2	If the relevant Instrument so provides, upon the due date for redemption of any Instrument, unmatured Coupons relating to such Instrument (whether or not attached) shall become void and no payment shall be made in respect of them.

6.5.3	If the relevant Instrument so provides, upon the due date for redemption of any Instrument, any unexchanged Talon relating to such Instrument (whether or not attached) shall become void and no Coupon shall be delivered in respect of such Talon.

6.5.4	Upon the due date for redemption of any Instrument which is redeemable in instalments, all Receipts relating to such Instrument having an Instalment Date falling on or after such due date (whether or not attached) shall become void and no payment shall be made in respect of them.

6.5.5	Where any Instrument which provides that the relevant Coupons are to become void upon the due date for redemption of those Instruments is presented for redemption without all unmatured Coupons and any unexchanged Talon relating to it, and where any Instrument is presented for redemption without any unexchanged Talon relating to it, redemption shall be made only against the provision of such indemnity as the Issuer may require.

6.5.6	If the due date for redemption of any Instrument is not a due date for payment of interest, interest accrued from the preceding due date for payment of interest or the Interest Commencement Date, as the case may be, shall only be payable against presentation (and surrender if appropriate) of the relevant Instrument. Interest accrued on an Instrument that only bears interest after its Maturity Date shall be payable on redemption of that Instrument against presentation of that Instrument.
6.6	Non-business days

If any date for payment in respect of any Instrument, Receipt or Coupon is not a business day, the holder shall not be entitled to payment until the next following business day nor to any interest or other sum in respect of such postponed payment. In this paragraph, “business day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in the relevant place of presentation, in such jurisdictions as shall be specified as “Financial Centres” in the relevant Final Terms and:
(i)	(in the case of a payment in a currency other than euro) where payment is to be made by transfer to an account maintained with a bank in the relevant currency, on which foreign exchange transactions may be carried on in the relevant currency in the principal financial centre of the country of such currency; or

(ii)	(in the case of a payment in euro), which is a TARGET Business Day.
6.7	Talons

On or after the Interest Payment Date for the final Coupon forming part of a Coupon sheet issued in respect of any Instrument, the Talon forming part of such Coupon sheet may be surrendered at the specified office of the Issuing and Paying Agent in exchange for a further Coupon sheet (but excluding any Coupons which may have become void pursuant to Condition 8).

7	Taxation

All payments of principal and interest by or on behalf of the Issuer [or the Guarantor]* in respect of the Instruments, the Receipts and the Coupons [or under the Guarantee]* will be made without withholding or deduction for or on account of, any present or future taxes or duties of whatever nature imposed or levied by or on behalf of the United Kingdom or any political sub-division of the United Kingdom or any authority in or of the United Kingdom having power to tax, unless such withholding or deduction is compelled by law. In that event, the Issuer [or, as the case may be, the Guarantor]* will pay such additional amounts of principal and interest as will result in the payment to the Instrumentholders, Receiptholders or, as the case may be, the Couponholders of the amounts which would otherwise have been receivable in respect of the Instruments, Receipts or Coupons had no withholding or deduction been made, except that no such additional amounts shall be payable in respect of any Instrument, Receipt or Coupon presented for payment:
(a)	by or on behalf of a person who is liable to such taxes or duties in respect of such Instrument, Receipt or Coupon by reason of his having some connection with the United Kingdom other than the mere holding of such Instrument, Receipt or Coupon; or

(b)	by or on behalf of a person who would not be liable or subject to such deduction or withholding by making a declaration of non-residence or other claim for exemption to a tax authority; or

(c)	more than 30 days after the Relevant Date except to the extent that the holder would have been entitled to such additional amounts on presenting the same for payment on such thirtieth day; or

(d)	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(e)	by or on behalf of a holder who would have been able to avoid such withholding or deduction (i) by presenting the relevant Instrument, Receipt or Coupon to another Paying Agent in a Member State of the European Union; or (ii) by satisfying any statutory or procedural requirements (including, without limitation, the provision of information).
As used in these Conditions, “Relevant Date” in respect of any Instrument, Receipt or Coupon means the date on which payment in respect of it first becomes due or (if any amount of the money payable is improperly withheld or refused) the date on which payment in full of the amount outstanding is made or (if earlier) the date on which notice is duly given to the Instrumentholders in accordance with Condition 14 that, upon further presentation of the Instrument, Receipt or Coupon being made in accordance with the Conditions, such payment will be made, provided that payment is in fact made upon such presentation. References in these Conditions to (i) “principal” shall be deemed to include any premium payable in respect of the Instruments, all Instalment Amounts, Final Redemption Amounts, Early Redemption Amounts, Optional Redemption Amounts, Amortised Face Amounts and all other amounts in the nature of principal payable pursuant to Condition 5 or any amendment or supplement to it, (ii) “interest” shall be deemed to include all Interest Amounts and all other amounts payable pursuant to Condition 3 or any amendment or supplement to it or pursuant to Condition 6 or any amendment or supplement to it and (iii) “principal” and/or “interest” shall be deemed to include any additional amounts which may be payable under this Condition or any undertaking given in addition to or in substitution for it under the Trust Deed.
8	Prescription

Instruments, Receipts and Coupons (which, for this purpose, shall not include Talons) shall be prescribed and become void unless presented for payment within 10 years (in the case of principal) or five years (in the case of interest) from the appropriate Relevant Date in respect of them.

9	Events of Default

If any of the following events (each an “Event of Default”) occurs and is continuing, the Trustee at its discretion may, and if so requested by the holders of at least one-quarter in nominal amount of the Instruments then outstanding or if so directed by an Extraordinary Resolution shall, give notice to the Issuer at its registered office that the Instruments are, and they shall accordingly immediately become due and repayable at their Redemption Amount together with accrued interest (if any) to the date of payment:
(a)	Non-Payment: there is default for more than 30 days in the payment of any principal or interest due in respect of the Instruments; or

(b)	Breach of Other Obligations: there is default in the performance or observance by the Issuer [or the Guarantor]* of any other obligation or provision under the Trust Deed or the Instruments (other than any obligation for the payment of any principal or interest in respect of the Instruments) which default is incapable of remedy or, if in the opinion of the Trustee capable of remedy, is not remedied within 90 days after notice of such default shall have been given to the Issuer [or the Guarantor]* by the Trustee; or

(c)	Winding-up: a resolution is passed, or a final order of a court in the United Kingdom is made and, where possible, not discharged or stayed within a period of 90 days, that the Issuer [or the Guarantor]* be wound up or dissolved; or

(d)	Enforcement Proceedings: attachment is made of the whole or substantially the whole of the assets or undertaking of the Issuer [or the Guarantor]* and such attachment is not released or cancelled within 90 days or an encumbrancer takes possession or an administrative or other receiver or similar officer is appointed of the whole or substantially the whole of the assets or undertaking of the Issuer [or the Guarantor]* or an administration or similar order is made in relation to the Issuer [or the Guarantor]* and such taking of possession, appointment or order is not released, discharged or cancelled within 90 days; or

(e)	Insolvency: the Issuer [or the Guarantor]* ceases to carry on all or substantially all of its business or is unable to pay its debts within the meaning of Section 123(1)(e) or Section 123(2) of the Insolvency Act 1986; or

(f)	Bankruptcy: the Issuer [or the Guarantor]* is adjudged bankrupt or insolvent by a court of competent jurisdiction in its country of incorporation, provided that in the case of paragraph (b) the Trustee shall have certified that in its opinion such event is materially prejudicial to the interests of the Instrumentholders.
Any such notice by the Trustee to the Issuer shall specify the serial number(s) of the Instrument(s) concerned.
10	Enforcement
The Trustee may, at its discretion and without further notice, institute such proceedings against the Issuer as it may think fit to enforce any obligation, condition or provision binding on the Issuer under the Instruments or under the Trust Deed, but shall not be bound to do so unless:
(a)	it has been so directed by an Extraordinary Resolution or in writing by the holders of at least one-quarter of the principal amount of the Instruments outstanding; and

(b)	it has been indemnified to its satisfaction.
No Instrumentholder, Receiptholder or Couponholder shall be entitled to institute proceedings directly against the Issuer unless the Trustee, having become bound to proceed as specified above, fails to do so within a reasonable time and such failure is continuing.

11	Meetings of Instrumentholders, Modifications and Substitution
11.1	Meetings of Instrumentholders

The Trust Deed contains provisions for convening meetings of Instrumentholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution (as defined in the Trust Deed) of a modification of any of these Conditions or any provisions of the Trust Deed. An Extraordinary Resolution duly passed at any such meeting shall be binding on Instrumentholders (whether or not they were present at the meeting at which such resolution was passed) and on all Couponholders, except that any Extraordinary Resolution proposed, inter alia, (i) to amend the dates of maturity or redemption of the Instruments, any Instalment Date or any date for payment of interest on the Instruments, (ii) to reduce or cancel the nominal amount of, or any Instalment Amount of, or any premium payable on redemption of, the Instruments, (iii) to reduce the rate or rates of interest in respect of the Instruments or to vary the method or basis of calculating the rate or rates or amount of interest or the basis for calculating any Interest Amount in respect of the Instruments, (iv) if a Minimum and/or a Maximum Rate of Interest is shown on the face of the Instrument, to reduce any such Minimum and/or Maximum Rate of Interest, (v) to vary any method of calculating the Final Redemption Amount, the Early Redemption Amount or the Optional Redemption Amount, (vi) to take any steps that as specified in this Instrument may only be taken following approval by an Extraordinary Resolution to which the special quorum provisions apply [,or] (vii) to modify the provisions concerning the quorum required at any meeting of Instrumentholders or the majority required to pass the Extraordinary Resolution [or (viii) to modify or cancel the Guarantee]* will only be binding if passed at a meeting of the Instrumentholders (or at any adjournment of that meeting) at which a special quorum (as defined in the Trust Deed) is present. A resolution in writing signed by the holders of not less than 95 per cent. in nominal amount of the Instruments will be binding on all Instrumentholders and Couponholders. The Issuer may convene a meeting of Instrumentholders jointly with the holders of all other instruments issued pursuant to the Agency Agreement and not forming a single series with the Instruments to which meeting the provisions referred to above apply as if all such instruments formed part of the same series, provided that the proposals to be considered at such meeting affect the rights of the holders of the instruments of each series attending the meeting in identical respects (save insofar as the Conditions applicable to each such series are not identical).

11.2	Modification of the Trust Deed

The Trustee may agree, without the consent of the Instrumentholders or Couponholders, to (i) any modification of any of the provisions of the Trust Deed that is of a formal, minor or technical nature or is made to correct a manifest error, and (ii) any other modification (except as mentioned in the Trust Deed), and any waiver or authorisation of any breach or proposed breach, of any of the provisions of the Trust Deed that is in the opinion of the Trustee not materially prejudicial to the interests of the Instrumentholders. Any such modification, authorisation or waiver shall be binding on the Instrumentholders and the Couponholders and, if the Trustee so requires, such modification shall be notified to the Instrumentholders as soon as practicable.

11.3	Substitution

The Trust Deed contains provisions permitting the Trustee to agree, subject to such amendment of the Trust Deed and such other conditions as the Trustee may require, but without the consent of the Instrumentholders or the Couponholders, to the substitution of [a Successor in Business (as defined in the Trust Deed) or any subsidiary/any other company]± in place of the Issuer or of any previous substituted company, as principal debtor under the Trust Deed and the Instruments [and the substitution of the Guarantor’s Successor in Business (as defined in the Trust Deed) or any

±	Where National Grid Gas plc is the Issuer, delete the text “any other company”. Where National Grid Gas Finance (No 1) is the Issuer, delete the text “a Successor in Business (as defined in the Trust Deed) or any subsidiary”.

subsidiary of the Guarantor in place of the Guarantor]*. In the case of such a substitution the Trustee may agree, without the consent of the Instrumentholders or the Couponholders, to a change of the law governing the Instruments, the Receipts, the Coupons, the Talons and/or the Trust Deed provided that such change would not in the opinion of the Trustee be materially prejudicial to the interests of the Instrumentholders.
11.4	Entitlement of the Trustee

In connection with the exercise of its functions (including but not limited to those referred to in this Condition) the Trustee shall have regard to the interests of the Instrumentholders as a class and shall not have regard to the consequences of such exercise for individual Instrumentholders or Couponholders and the Trustee shall not be entitled to require, nor shall any Instrumentholder or Couponholder be entitled to claim, from the Issuer [or the Guarantor]* any indemnification or payment in respect of any tax consequence of any such exercise upon individual Instrumentholders or Couponholders.
12	Replacement of Instruments, Receipts, Coupons and Talons

If an Instrument, Receipt, Coupon or Talon is lost, stolen, mutilated, defaced or destroyed, it may be replaced, subject to applicable laws, listing authority and stock exchange regulations, at the specified office of such other Paying Agent as may from time to time be designated by the lssuer [or the Guarantor]* for the purpose and notice of whose designation is given to Instrumentholders in accordance with Condition 14 on payment by the claimant of the fees and costs incurred in connection with that replacement and on such terms as to evidence, security and indemnity (which may provide, inter alia, that if the allegedly lost, stolen or destroyed Instrument, Receipt, Coupon or Talon is subsequently presented for payment or, as the case may be, for exchange for further Coupons, there shall be paid to the lssuer [or the Guarantor]* on demand the amount payable by the lssuer [or the Guarantor]* in respect of such Instruments, Receipts, Coupons or further Coupons) and otherwise as the lssuer [or the Guarantor]* may require. Mutilated or defaced Instruments, Receipts, Coupons or Talons must be surrendered before replacements will be issued.

13	Further Issues

The Issuer may from time to time without the consent of the Instrumentholders or Couponholders create and issue further instruments having the same terms and conditions as the Instruments and so that such further issue shall be consolidated and form a single series with such Instruments. References in these Conditions to the Instruments include (unless the context requires otherwise) any other instruments issued pursuant to this Condition and forming a single series with the Instruments. Any such further instruments forming a single series with Instruments constituted by the Trust Deed or any deed supplemental to it shall, and any other instruments may (with the consent of the Trustee), be constituted by the Trust Deed.

The Trust Deed contains provisions for convening a single meeting of the Instrumentholders and the holders of instruments of other series if the Trustee so decides.

14	Notices

All notices to the Instrumentholders will be valid if published in a daily English language newspaper of general circulation in the United Kingdom (which is expected to be the Financial Times). If in the opinion of the Trustee any such publication is not practicable, notice shall be validly given if published in another leading daily English language newspaper with general circulation in Europe. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made, as provided above.

Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the holders of Instruments in accordance with this Condition.
15	Indemnification of Trustee

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility, including provisions relieving it from any obligation to take proceedings to enforce repayment unless indemnified to its satisfaction. The Trustee is entitled to enter into business transactions with the lssuer [, the Guarantor]* or any of [its/their] subsidiary undertakings, parent undertakings, joint ventures or associated undertakings without accounting for any profit resulting from these transactions and to act as trustee for the holders of any other securities issued by the Issuer or any of its subsidiary undertakings, parent undertakings, joint ventures or associated undertakings.

16	Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the Instruments under the Contracts (Rights of Third Parties) Act 1999.

17	Governing Law and Jurisdiction
(a)	The Instruments and any non-contractual obligations arising out of or in connection with them shall be governed by, and construed in accordance with, English law.

(b)	The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising from or connected with the Instruments.

(c)	[Each of the]* /[The] lssuer [, and the Guarantor]* agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.

(d)	Nothing in this Condition 17 prevents the Trustee or any Instrumentholder from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Trustee or Instrumentholders may take concurrent Proceedings in any number of jurisdictions.

SUMMARY OF PROVISIONS
RELATING TO THE INSTRUMENTS WHILE IN GLOBAL FORM
Initial Issue of Instruments
Upon the initial deposit of a Global Instrument with a common depositary for Euroclear and Clearstream, Luxembourg (the “Common Depositary”), Euroclear or Clearstream, Luxembourg will credit each subscriber with a nominal amount of Instruments equal to the nominal amount of those Instruments for which it has subscribed and paid.
If the Global Instruments are stated in the applicable Final Terms to be issued in NGN form, the Global Instruments will be delivered on or prior to the original issue date of the Tranche to a Common Safekeeper. Depositing the Global Instruments with the Common Safekeeper does not necessarily mean that the Instruments will be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue, or at any or all times during their life. Such recognition will depend upon satisfaction of the Eurosystem eligibility criteria.
Global Instruments which are issued in CGN form may be delivered on or prior to the original issue date of the Tranche to a Common Depositary.
If the Global Instrument is a CGN, upon the initial deposit of a Global Instrument with a common depositary for Euroclear and Clearstream, Luxembourg (the “Common Depositary”), Euroclear or Clearstream, Luxembourg will credit each subscriber with a nominal amount of Instruments equal to the nominal amount thereof for which it has subscribed and paid. If the Global Instrument is an NGN, the nominal amount of the Instruments shall be the aggregate amount from time to time entered in the records of Euroclear or Clearstream, Luxembourg. The records of such clearing system shall be conclusive evidence of the nominal amount of Instruments represented by the Global Instrument and a statement issued by such clearing system at any time shall be conclusive evidence of the records of the relevant clearing system at that time.
Instruments which are initially deposited with the Common Depositary may also be credited to the accounts of subscribers with (if indicated in the relevant Final Terms) other clearing systems through direct or indirect accounts with Euroclear and Clearstream, Luxembourg held by such other clearing systems. Conversely, Instruments that are initially deposited with another clearing system may similarly be credited to the accounts of subscribers with Euroclear, Clearstream, Luxembourg or other clearing systems.
Relationship of Accountholders with Clearing Systems
Each of the persons shown in the records of Euroclear, Clearstream, Luxembourg or any other clearing system as the holder of an Instrument represented by a Global Instrument must look solely to Euroclear, Clearstream, Luxembourg or such clearing system (as the case may be) for his share of each payment made by the relevant Issuer to the bearer of such Global Instrument and in relation to all other rights arising under the Global Instruments, subject to and in accordance with the respective rules and procedures of Euroclear, Clearstream, Luxembourg or such clearing systems (as the case may be). Such persons shall have no claim directly against the relevant Issuer in respect of payments due on the Instruments for so long as the Instruments are represented by such Global Instrument and such obligations of such Issuer will be discharged by payment to the bearer of such Global Instrument in respect of each amount so paid.
The Trustee may call for any certificate or other document to be issued by Euroclear, Clearstream, Luxembourg or any other clearing system as to the principal amount of Instruments represented by a Global Instrument standing to the account of any person. Any such certificate or other document shall, in the absence of manifest error, be conclusive and binding for all purposes. Any such certificate or other document may comprise any form of statement or print out of electronic records provided by the relevant clearing system (including Euroclear’s EUCLID or Clearstream, Luxembourg’s Cedcom system) in accordance with its usual procedures and in which the holder of a particular principal amount of any other clearing system is clearly identified together with the amount of such holding. The Trustee shall not be liable to any person by reason of having accepted as valid or not having rejected any certificate or other document to such effect purporting to be issued by Euroclear, Clearstream, Luxembourg or any other clearing system and subsequently found to be forged or not authentic.
Exchange
1	Temporary Global Instruments

Each temporary Global Instrument will be exchangeable, free of charge to the holder, on or after its Exchange Date:
(i)	if the relevant Final Terms indicates that such Global Instrument is issued in compliance with the C Rules or in a transaction to which TEFRA is not applicable (as to which, see “Summary of the Programme — Selling Restrictions”), in whole, but not in part, for the Definitive Instruments defined and described below; and

(ii)	otherwise, in whole or in part upon certification as to non-U.S. beneficial ownership in the form set out in the Agency Agreement for interests in a permanent Global Instrument or, if so provided in the relevant Final Terms, for Definitive Instruments.
2	Permanent Global Instruments

Each permanent Global Instrument will be exchangeable, free of charge to the holder, on or after its Exchange Date in whole but not, except as provided under “Partial Exchange of Permanent Global Instruments”, in part for Definitive Instruments if the permanent Global Instrument is held on behalf of Euroclear or Clearstream, Luxembourg or any other clearing system (an “Alternative Clearing System”) and any such clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or in fact does so.

In the event that a Global Instrument is exchanged for Definitive Instruments, such Definitive Instruments shall be issued in Specified Denomination(s) only. An Instrumentholder who holds a principal amount of less than the minimum Specified Denomination will not receive a Definitive Instrument in respect of such holding and would need to purchase a principal amount of Instruments such that it holds an amount equal to one or more Specified Denominations.

3	Partial Exchange of Permanent Global Instruments

For so long as a permanent Global Instrument is held on behalf of a clearing system and the rules of that clearing system permit, such permanent Global Instrument will be exchangeable in part on one or more occasions for Definitive Instruments (i) if principal in respect of any Instruments is not paid when due or (ii) if so provided in, and in accordance with, the Conditions (which will be set out in the relevant Final Terms) relating to Partly Paid Instruments.

4	Delivery of Instruments

If the Global Instrument is a CGN, on or after any due date for exchange the holder of a Global Instrument may surrender such Global Instrument or, in the case of a partial exchange, present it for endorsement to or to the order of the Issuing and Paying Agent. In exchange for any Global Instrument, or the part of that Global Instrument to be exchanged, the relevant Issuer will (i) in the case of a temporary Global Instrument exchangeable for a permanent Global Instrument, deliver, or procure the delivery of, a permanent Global Instrument in an aggregate nominal amount equal to that of the whole or that part of a temporary Global Instrument that is being exchanged or, in the case of a subsequent exchange, endorse, or procure the endorsement of, a permanent Global Instrument to reflect such exchange or (ii) in the case of a Global Instrument exchangeable for Definitive Instruments, deliver, or procure the delivery of, an equal aggregate nominal amount of duly executed and authenticated Definitive Instruments or, if the Global Instrument is an NGN, the relevant Issuer will procure that details of such exchange be entered pro rata in the records of the relevant clearing system. In this Prospectus, “Definitive Instruments” means, in relation to any Global Instrument, the Definitive Instruments for which such Global Instrument may be exchanged (if appropriate, having attached to them all Coupons and Receipts in respect of interest or Instalment Amounts that have not already been paid on the Global Instrument and a Talon). Definitive Instruments will be security printed in accordance with any applicable legal and stock exchange requirements in or substantially in the form set out in the Schedules to the Trust Deed. On exchange in full of each permanent Global Instrument, the relevant Issuer will, if the holder so requests, procure that it is cancelled and returned to the holder together with the relevant Definitive Instruments.
5	Exchange Date

“Exchange Date” means, in relation to a temporary Global Instrument, the day falling after the expiry of 40 days after its issue date and, in relation to a permanent Global Instrument, a day falling not less than 60 days, or in the case of failure to pay principal in respect of any Instruments when due 30 days, after that on which the notice requiring exchange is given and on which banks are open for business in the city in which the specified office of the Issuing and Paying Agent is located and in the city in which the relevant clearing system is located.

Amendment to Conditions

The temporary Global Instruments and permanent Global Instruments contain provisions that apply to the Instruments which they represent, some of which modify the effect of the terms and conditions of the Instruments set out in this Prospectus. The following is a summary of certain of those provisions:

1	Payments

No payment falling due after the Exchange Date will be made on any Global Instrument unless exchange for an interest in a permanent Global Instrument or for Definitive Instruments is improperly withheld or refused. Payments on any temporary Global Instrument issued in compliance with the D Rules before the Exchange Date will only be made against presentation of certification as to non-U.S. beneficial ownership in the form set out in the Agency Agreement. All payments in respect of Instruments represented by a Global Instrument in CGN form will be made against presentation for endorsement and, if no further payment falls to be made in respect of the Instruments, surrender of that Global Instrument to or to the order of the Issuing and Paying Agent or such other Paying Agent as shall have been notified to the Instrumentholders for such purpose. If the Global Instrument is a CGN, a record of each payment so made will be endorsed on each Global Instrument, which endorsement will be prima facie evidence that such payment has been made in respect of the Instruments. Condition 6.4(v) and Condition 7(e) will apply to the Definitive Instruments only. If the Global Instrument is an NGN, the relevant Issuer shall procure that details of each such payment shall be entered pro rata in the records of the relevant clearing system and in the case of payments of principal, the nominal amount of the Instruments recorded in the records of the relevant clearing system and represented by the Global Instrument will be reduced accordingly. Payments under the NGN will be made to its holder. Each payment so made will discharge the relevant Issuer’s obligations in respect thereof. Any failure to make the entries in the records of the relevant clearing system shall not affect such discharge.

The records of the relevant clearing systems which reflect the amount of the Instrumentholders’ interests in the instruments shall be conclusive evidence of the nominal amount of Instruments represented by the Global Instruments.

2	Prescription

Claims against the relevant Issuer in respect of Instruments which are represented by a permanent Global Instrument will become void unless it is presented for payment within a period of 10 years (in the case of principal) and five years (in the case of interest) from the appropriate Relevant Date (as defined in Condition 7).

3	Meetings

The holder of a permanent Global Instrument shall (unless such permanent Global Instrument represents only one Instrument) be treated as being two persons for the purposes of any quorum requirements of a meeting of Instrumentholders and, at any such meeting, as having one vote in respect of each integral currency unit of the Specified Currency of the Instruments for which it may be exchanged in accordance with its terms.

4	Cancellation

Cancellation of any Instrument represented by a permanent Global Instrument which is required by the Conditions to be cancelled (other than upon its redemption) will be effected by reduction in the nominal amount of the relevant permanent Global Instrument.

5	Purchase

Instruments represented by a permanent Global Instrument may only be purchased by the relevant Issuer or any of its subsidiary undertakings if they are purchased together with the rights to receive all future payments of interest and Instalment Amounts (if any) on those Instruments.

6	Issuer’s Option

Any option of the relevant Issuer provided for in the Conditions of any Instruments while such Instruments are represented by a permanent Global Instrument shall be exercised by such Issuer giving notice to the Instrumentholders within the time limits set out in and containing the information required by the Conditions, except that the notice shall not be required to contain the serial numbers of Instruments drawn in the case of a partial exercise of an option and accordingly no drawing of Instruments shall be required. In the event that any option of such Issuer is exercised in respect of some but not all of the Instruments of any Series, the rights of accountholders with a clearing system or Approved Intermediary in respect of the Instruments will be governed by the standard procedures of Euroclear, Clearstream, Luxembourg (to be reflected in the records of Euroclear and Clearstream, Luxembourg either as a pool factor or as a reduction in nominal amount, at their discretion) or any other clearing system (as the case may be).

7	Instrumentholders’ Options

Any option of the Instrumentholders provided for in the Conditions of any Instruments while such Instruments are represented by a permanent Global Instrument may be exercised by the holder of the permanent Global Instrument giving notice to the Issuing and Paying Agent within the time limits relating to the deposit of Instruments with a Paying Agent set out in the Conditions substantially in the form of the notice available from any Paying Agent, except that the notice shall not be required to contain the serial numbers of the Instruments in respect of which the option has been exercised, and stating the nominal amount of Instruments in respect of which the option is exercised and at the same time, where the permanent Global Instrument is a CGN, presenting the permanent Global Instrument for notation. Where the Global Instrument is an NGN, the relevant Issuer shall procure that details of such exercise shall be entered pro rata in the records of the relevant clearing system and the nominal amount of the Instruments recorded in those records will be reduced accordingly.

8	NGN nominal amount

Where the Global Instrument is an NGN, the relevant Issuer shall procure that any exchange, payment, cancellation, exercise of any option or any right under the Instruments, as the case may be, in addition to the circumstances set out above shall be entered in the records of the relevant clearing systems and upon any such entry being made, in respect of payments of principal, the nominal amount of the Instruments represented by such Global Instrument shall be adjusted accordingly.

9	Trustee’s Powers

In considering the interests of Instrumentholders while any Global Instrument is held on behalf of a clearing system, the Trustee may have regard to any information provided to it by such clearing system or its operator as to the identity (either individually or by category) of its accountholders with entitlements to such Global Instrument and may consider such interests as if such accountholders were the holders of the Instruments represented by such Global Instrument.

10	Events of Default

Each Global Instrument provides that the Trustee, at its discretion, may, and if so requested by holders of at least one-quarter in nominal amount of the Instruments then outstanding or if so directed by an Extraordinary Resolution, shall cause such Global Instrument, or a portion of it, to become due and repayable in the circumstances described in Condition 9 by stating in the notice to the relevant Issuer the principal amount of such Global Instrument which is becoming due and repayable. If principal in respect of any Instrument is not paid when due, only the Trustee may enforce the rights of the Instrumentholders against such Issuer under the terms of the Trust Deed unless the Trustee, having become bound to proceed, fails to do so within a reasonable time and such failure is continuing.

11	Notices

So long as any Instruments are represented by a Global Instrument and such Global Instrument is held on behalf of a clearing system, notices to the holders of Instruments of that Series may be given by delivery of the relevant notice to that clearing system for communication by it to entitled accountholders in substitution for publication as required by the Conditions or by delivery of the relevant notice to the holder of the Global Instrument.

12	Partly Paid Instruments

The provisions relating to Partly Paid Instruments are not set out in this Prospectus, but will be contained in the relevant Final Terms and so in the Global Instruments. While any instalments of the subscription moneys due from the holder of Partly Paid Instruments are overdue, no interest in a Global Instrument representing such Instruments may be exchanged for an interest in a permanent Global Instrument or for Definitive Instruments (as the case may be). If any Instrumentholder fails to pay any instalment due on any Partly Paid Instruments within the time specified, the relevant Issuer may forfeit such Instruments and shall have no further obligation to their holder in respect of them.

USE OF PROCEEDS
The net proceeds of the issue of each Series of Instruments will be used by the relevant Issuer for its general corporate purposes. If in respect of any particular issue of Instruments, there is a particular identified use of proceeds, this will be stated in the relevant Final Terms.

DESCRIPTION OF NATIONAL GRID GAS PLC
Incorporation and Businesses
National Grid Gas, a direct wholly-owned subsidiary of National Grid Gas Holdings Limited (formerly known as National Grid Gas Holdings plc) and an indirect wholly-owned subsidiary of National Grid plc, was incorporated in England and Wales on 1 April 1986 as a public company limited by shares under the Companies Act 1985. The address of National Grid Gas’s registered office is 1-3 Strand, London, WC2N 5EH and the telephone number of the registered office is +44 20 7004 3000.
Business of National Grid Gas plc
The business of National Grid Gas comprises four principal activities:
(i)	owning and operating the high pressure gas national transmission system (“NTS”) in Great Britain, comprising approximately 4,722 miles (7,600 km) of high pressure pipe and 26 compressor stations, connecting to eight distribution networks and to third party independent systems for onward transportation of gas to end consumers as well as interconnectors;

(ii)	operating four gas distribution networks (“DNs”), comprising approximately 82,021 miles (132,000 km) of distribution pipeline, conveying gas on behalf of approximately 25 active gas shippers to around 10.8 million customers, domestic and industrial/commercial users in central, eastern and north west England, as well as a large part of London and the northern Home Counties;

(iii)	providing regulated gas metering and meter reading services in Great Britain; and

(iv)	owning and operating liquefied natural gas (“LNG”) storage facilities.
National Grid Gas holds a gas transporter licence under the Gas Act in respect of each of its NTS and DN gas transportation activities (i.e. the activities described in (i) and (ii) above) (together, the “Licences”).
National Grid Gas’s customers are gas shippers, for whom it transports gas through the NTS and through its DNs to consumers or through the NTS to other gas transporters’ gas distribution networks for onward conveyance to consumers.
National Grid Gas is responsible for residual energy balancing on the gas transportation system in Great Britain (the “GB system”). This role is given to National Grid Gas under the commercial arrangements governing the GB system (the Uniform Network Code). To facilitate this, the Licences permit National Grid Gas to (and it does) buy gas or rights to use gas systems (including capacity rights) in order to meet anticipated physical requirements for energy balancing on the GB system. In some circumstances National Grid Gas may also sell gas or capacity rights it has bought if it becomes clear that the anticipated physical position will not be required (and may make a profit, or avoid a loss in doing so). The purpose of this activity is not to make a profit, but to balance the GB system (although National Grid Gas’s price control does incentivise it to keep its costs of system operation to a minimum).
Aside from the permitted balancing activities described above, the Licences prohibit National Grid Gas from purchasing or otherwise acquiring gas, gas derivatives or capacity rights in respect of the flow of gas for the purposes of resale or other disposition to third parties. As a result, National Grid Gas is prohibited from (i) engaging in any gas “trading” activity (other than in the very limited circumstances broadly related to the need to balance the GB system as described above) and (ii) acting as a gas shipper or gas supplier.
National Grid Gas is the parent company of National Grid Metering Limited. National Grid Metering Limited primarily provides gas metering services to National Grid Gas for both (i) industrial and commercial, and (ii) domestic customers throughout Great Britain. The provision of gas metering services to National Grid Gas enables National Grid Gas to discharge National Grid Gas’s obligations in the Licences in respect of metering. Following the sale of four gas distribution networks by National Grid Gas in 2005, National Grid Metering Limited provides metering services to those four gas distribution networks to enable them to discharge the obligations contained in their gas transporter licences in respect of metering. National Grid Metering Limited also provides gas meter reading services to gas suppliers.
Subsidiaries
The following table shows certain information on National Grid Gas’s principal subsidiaries as at the date of this Prospectus:

	Country of	National Grid Gas’s Shareholding
Name	Incorporation	(either direct or indirect)
British Transco Capital Inc.	U.S.A. (Delaware)	100%
British Transco Finance (No. 1) Limited	Cayman Islands	100%
British Transco Finance (No. 2) Limited	Cayman Islands	100%
British Transco Finance (No. 3) Limited	England & Wales	100%
British Transco Finance (No. 5) Limited	England & Wales	100%
British Transco Finance Inc.	U.S.A. (Delaware)	100%
British Transco International Finance B.V.	The Netherlands	100%

National Grid Gas Finance (No 1) plc	England & Wales	100%
National Grid Metering Limited	England & Wales	100%
Xoserve Limited	England & Wales	56.57%

Directors
The Directors of National Grid Gas and their principal activities outside the National Grid Gas Group are as follows:

	Principal	Principal Activities outside National
Name	Occupation	Grid Gas Group	Business Address

Mark Fairbairn	Director	Executive Director of National Grid plc and a director of National Grid Gas Holdings Limited, National Grid Electricity Transmission plc and National Grid UK Limited.	1-3 Strand London WC2N 5EH

Nick Winser	Director	Executive Director of National Grid plc and a director of National Grid Electricity Transmission plc, National Grid UK Limited, NGET/SPT Upgrades Limited, National Grid Grain LNG Limited, non-executive director of Kier Group plc and co-chair of the Energy Research Partnership.	1-3 Strand London WC2N 5EH

Stuart Humphreys	Director	Director of National Grid Electricity Transmission plc, National Grid Interconnectors Limited and NGET/SPT Upgrades Limited, Britned Development Ltd and National Grid Grain LNG Limited.	National Grid House Warwick Technology Park Gallows Hill Warwick CV34 6DA

Malcolm Cooper	Director	Director of National Grid Gas Holdings Limited, National Grid Electricity Transmission plc, National Grid Commercial Holdings Limited, National Grid Holdings Limited, National Grid Holdings One plc, National Grid (US) Holdings Ltd, National Grid International Limited, Lattice Group plc, Lattice Group Trustees Limited, National Grid Insurance Company (Isle of Man) Ltd, National Grid Insurance Company (Ireland) Ltd, Melmar Limited, NGG Finance plc, NGG Finance (No1) Limited and CLS Holdings plc,	1-3 Strand London WC2N 5EH

Paul Whittaker	Director	Director of National Grid Electricity Transmission plc, Fulcrum Gas Services Ltd. Fulcrum Infrastructure Services Ltd, Fulcrum Pipelines Ltd and Fulcrum Group Holdings Ltd.	National Grid House Warwick Technology Park Gallows Hill Warwick CV34 6DA

Adam Wiltshire	Director	Director of National Grid Gas Holdings Limited, Beegas Limited and National Grid UK Pension Scheme Trustee Limited.	National Grid House Warwick Technology Park Gallows Hill Warwick CV34 6DA
There are no potential conflicts of interest between the duties to National Grid Gas of each of the Directors listed above and his private interests or other duties.
Regulatory Framework
The supply, transportation and shipping of gas in Great Britain are regulated under the Gas Act 1986 (the “Gas Act”). The regimes for gas and electricity are administered in Great Britain by a sectoral regulator, the Gas and Electricity Markets Authority (“GEMA”) through its secretariat, the Office of Gas and

Electricity Markets (“Ofgem”) which was established by the Utilities Act 2000. In addition, the Health and Safety Executive is responsible for safety-related regulation of the gas transportation and LNG storage businesses.
As indicated above, each of the gas transportation businesses of National Grid Gas is operated pursuant to the Licences which were granted (or treated as granted) under the Gas Act.
The Gas Act and the Licences oblige National Grid Gas in respect of each of National Grid Gas’s businesses of:
(i)	the NTS; and

(ii)	the DNs (taken as a whole),
to develop, maintain and operate an economic and efficient pipeline system for the conveyance of gas in Great Britain. These obligations also require National Grid Gas to comply, so far as it is economical for it to do so, with all reasonable requests to connect to the respective systems and convey gas by means of those systems to any premises or other pipeline system. National Grid Gas must also facilitate competition in the supply of gas in Great Britain.
The Licences set out the responsibilities of each business in respect of charging, system access/use of system, metering and other specific obligations required for the proper functioning of the relevant activity and also restrict the revenues which National Grid Gas may derive from its licensed activities (known as the “price controls”). The Licences also require National Grid Gas to conduct each of its transportation businesses in the manner best calculated to secure that neither the NTS or DN businesses (or any affiliate or related undertaking), any gas shipper or supplier nor any other gas transporter operating a distribution network obtains an unfair commercial advantage including, in particular, any advantage from a preferential or discriminatory arrangement.
The Licences can only be amended either in accordance with (i) the procedures contained in the Licences themselves or (ii) the Gas Act. The Licences continue in force until determined by not less than 10 years’ notice in writing given by GEMA (such notice not to be served earlier than 22 August 2011) or otherwise revoked in accordance with the terms of the Licences (such as in the event of financial default).
Each of the Licences contains conditions which have the effect of “ring fencing” each of the NTS and DN businesses. These include:
(i)	prohibiting National Grid Gas from carrying on activities other than those permitted by the Licences;

(ii)	requiring that each business has sufficient managerial and financial resources available to it to conduct the relevant licensed activities;

(iii)	requiring National Grid Gas to maintain an investment grade issuer credit rating;

(iv)	prohibiting National Grid Gas from creating indebtedness or entering into any other obligations (except in limited circumstances) other than on an arm’s length basis on normal commercial terms for one of its permitted purposes;

(v)	prohibiting the creation of “cross-default” obligations; and

(vi)	prohibiting either the NTS or the DN business from giving or receiving any cross-subsidy from any other group business.
If National Grid Gas is in default of any of these “ring fence” obligations, it is prohibited from declaring and paying a dividend. In October 2002, GEMA consented to National Grid Gas making loans to its immediate parent company, National Grid Gas Holdings Limited. This consent was renewed by GEMA in May 2005. As a result, National Grid Gas Holdings Limited is subject to a number of the “ring fencing” conditions of the Licences as if it were itself the holder of those Licences.

The Licences also contain “business separation” conditions requiring National Grid Gas to maintain appropriate managerial and operational independence of the transportation businesses of the NTS and DNs from each other in order to ensure that each business complies with the obligations not to confer any unfair commercial advantage or cross-subsidy on the other. This is backed up by specific requirements on the manner in which the NTS and DN businesses must interact with one another.
The Gas Act provides that GEMA may impose legally enforceable orders or financial penalties on National Grid Gas for contravening conditions of the Licences or contravening a relevant requirement of that Act or the Utilities Act 2000.
The level of revenue which each of the NTS and DN transportation businesses may receive from the supply of gas transportation services is set out in the price control conditions contained in the respective Licences. These are generally set for a period of five years by GEMA, either with the agreement of National Grid Gas or after referral to the Competition Commission. Each price control is set taking account of, among other things, an assessment of National Grid Gas’s operating costs, capital expenditure, cost of capital and transportation volumes. Details of the price controls currently applicable to National Grid Gas are given below.
UK supply forecasts continue to be built around an analysis of declining UK continental shelf gas supplies, supplemented with increasing volumes of imports. The UK is anticipated to be around 45% import dependent in 2010, and around 70% import dependent in 2019. With new import projects now on stream, there is currently a surplus of import capacity to the UK. Global demand reductions and development of unconventional sources of gas have meant surplus liquefied natural gas (LNG) has consistently arrived at UK terminals over the past year. How this may change when the global recession abates is a key uncertainty to the forecast which, combined with the increased connectivity of the UK gas markets to Continental Europe through interconnectors and pipelines, adds to the uncertainty on how supply will be used to match demand. Longer term, the proposed development of more storage in the UK also provides considerable uncertainty in terms of what will be built and when. These changes are impacting National Grid Gas’s gas networks with significant investment underway and planned to link new gas import facilities with domestic, business and industrial consumers. During the year ended 31 March 2009, National Grid Gas further improved security of supply by investing in new pipelines to enable the flow of gas from new importation facilities. For example it commissioned pipelines in South Wales and across the Pennines in addition to building a new pipeline link to the Isle of Grain.
Recent Developments
On June 2005, Ofgem announced that certain aspects of National Grid Gas’s metering business were to be investigated by it under the Competition Act 1998. In May 2006, Ofgem issued a statement of objections setting out why it believed National Grid Gas’s conduct is in breach of Chapter II of that legislation. National Grid Gas responded to this and a further statement of objections issued by Ofgem in April 2007 maintaining that, in its view, it was not in breach. However, on 25 February 2008, Ofgem announced it had decided National Grid plc breached Chapter II of the Competition Act 1998 and Article 82 of the EC Treaty and fined it £41.6 million. National Grid plc appealed Ofgem’s decision to the Competition Appeal Tribunal, which upheld the appeal in part in April 2009 and reduced the fine to £30 million. National Grid appealed further to the Court of Appeal in respect of certain aspects of the Competition Appeal Tribunal’s judgment. On 23 February 2010, in a reserved judgment, the Court of Appeal decided that it would not interfere with the judgment of the Competition Appeal Tribunal save that it further reduced the fine to £15 million.
On 15 January 2007 National Grid Gas accepted Ofgem’s final proposals for the price control to apply to its NTS operations covering the period from 1 April 2007 to 31 March 2012. The key elements of these proposals are a 4.4 per cent. post-tax real rate of return on National Grid Gas’s regulatory asset value, a £0.9 billion baseline five year capital expenditure allowance and a £0.3 billion five year operating expenditure allowance. The amendments to the licence which applies to its NTS operations required to put these final proposals into effect were implemented in part in April 2007, with the remaining elements implemented on 5 September 2007 with retrospective effect from 1 April 2007.
In addition, National Grid Gas has also accepted Ofgem’s final proposals for the incentive schemes covering:
(i) the external costs of its system operation role to apply from 1 April 2009; and
(ii) the internal costs of system operation to apply for the five years from 1 April 2007.
These proposals have been implemented through licence changes to National Grid Gas’s gas transporter licence in respect of its NTS operations.
National Grid Gas is currently in discussion with Ofgem about incentive schemes, in those areas where schemes are not already set, covering the external costs of its system operation role to apply from 1 April 2010. These discussions are ongoing, but the outcome of them will not be known until the end of the first quarter of 2010.
National Grid Gas has also accepted Ofgem’s final proposals for the price control applicable to the DNs for the five years from 1 April 2008. The key elements of these proposals are a 4.3 per cent. post-tax real rate of return on National Grid Gas’s regulatory asset value, a £0.7 billion baseline five year capital expenditure allowance, a £1.9 billion five year operating expenditure allowance and £2.2 billion for its mains replacement expenditure over the five years. The changes to the licence applicable to National Grid Gas’s retained gas distribution business (i.e. DNs) reflecting these proposals were implemented with effect from 1 April 2008.
On 18 January 2008, National Grid Gas accepted Ofgem’s final proposals in respect of the prices its LNG storage business may charge for the provision of certain regulated services including the provision of operating margins services. This permits these prices to increase in line with inflation. National Grid Gas also derives revenues from the provision of gas storage services to gas shippers at its LNG storage sites, but these services are sold by auction and the prices are not regulated. In February 2009, Ofgem amended National Grid Gas’s licence in respect of the NTS business in order to give it the power to suspend these price caps in the event that contestability is established in relation to the provision of operating margins services. In January 2010, Ofgem announced that it proposed to consult on a further amendment to National Grid Gas’s licence in respect of the NTS business in order to provide greater clarity in relation to the circumstances in which it may suspend the price caps.
National Grid plc’s current dividend policy is to increase dividends per ordinary share by 8 per cent. per annum until 31 March 2012.
In October 2008 National Grid Gas’s internal controls identified that operational data for an activity in its UK Gas Distribution business was misreported as at 31 March 2008. The matter has been reported to National Grid Gas’s regulators and is the subject of ongoing investigation.

DESCRIPTION OF NATIONAL GRID GAS FINANCE (NO 1) PLC
Incorporation and Businesses
National Grid Gas Finance (No 1)’s activities are solely those of a finance company. National Grid Gas Finance (No 1) is incorporated in England and Wales.
National Grid Gas Finance (No 1) was incorporated in England and Wales on 3 August 2006 as a public company limited by shares under the Companies Act 1985. The address of National Grid Gas Finance (No 1)’s registered office is 1-3 Strand, London, WC2N 5EH and the telephone number of the registered office is +44 20 7004 3000.
National Grid Gas Finance (No 1) is a wholly owned subsidiary of National Grid Gas, which is wholly owned by National Grid Gas Holdings Limited.
Subsidiaries
National Grid Gas Finance (No 1) has no subsidiaries as at the date of this Prospectus.
Directors
The Directors of National Grid Gas Finance (No 1) and their principal activities outside National Grid Finance (No 1) are as follows:

Principal Activities outside National Grid Gas
Name	Principal Occupation	Finance (No 1)
Malcolm Cooper	Director	Director of National Grid Holdings One plc (“NGH1”) and certain other wholly owned subsidiaries of National Grid plc, and Director of ACT (Administration) Limited and director of CLS Holdings plc.

Mark Flawn	Director	Director of NGH1 and certain other wholly owned subsidiaries of National Grid plc.

Alexandra Lewis	Director	Director of NGH1 and certain other wholly owned subsidiaries of National Grid plc.

Christopher Waters	Director	Director of NGH1 and certain other wholly owned subsidiaries of National Grid plc.
The business address of each of the Directors of National Grid Gas Finance (No 1) is 1-3 Strand, London WC2N 5EH.
There are no potential conflicts of interest between the duties to National Grid Gas Finance (No 1) of each of the Directors listed above and their private interests or other duties.

DESCRIPTION OF THE GUARANTEE
All Instruments issued by National Grid Gas Finance (No 1) will be guaranteed by the Guarantor upon the terms of the guarantee set out in the Trust Deed (the “Guarantee”).
Under Clause 4A.1 of the Trust Deed, the Guarantor unconditionally and irrevocably guarantees that if National Grid Gas Finance (No 1) does not pay any sum payable by it under the Trust Deed, the Instruments, the Receipts or the Coupons by the time and on the date specified for such payment, the Guarantor shall pay that sum to or to the order of the Trustee.
For further information on the Guarantor, please see the section in this Prospectus entitled “Description of National Grid Gas plc”.

UNITED KINGDOM TAXATION
The following is a summary of the United Kingdom withholding taxation treatment at the date hereof in relation to payments of principal and interest in respect of the Instruments. It is based on current law and the practice of HM Revenue and Customs, which may be subject to change, sometimes with retrospective effect. The comments do not deal with other United Kingdom tax aspects of acquiring, holding or disposing of Instruments. The comments relate only to the position of persons who are absolute beneficial owners of the Instruments. Prospective Instrumentholders should be aware that the particular terms of issue of any series of Instruments as specified in the relevant Final Terms may affect the tax treatment of that and other series of Instruments. The following is a general guide for information purposes which is not intended to be exhaustive and should be treated with appropriate caution. It is not intended as tax advice and it does not purport to describe all of the tax considerations that may be relevant to a prospective purchaser. Instrumentholders who are in any doubt as to their tax position should consult their professional advisers. Instrumentholders who may be liable to taxation in jurisdictions other than the United Kingdom in respect of their acquisition, holding or disposal of the Instruments are particularly advised to consult their professional advisers as to whether they are so liable (and if so under the laws of which jurisdictions), since the following comments relate only to certain United Kingdom taxation aspects of payments in respect of the Instruments. In particular, Instrumentholders should be aware that they may be liable to taxation under the laws of other jurisdictions in relation to payments in respect of the Instruments even if such payments may be made without withholding or deduction for or on account of taxation under the laws of the United Kingdom.
(A) UK Withholding Tax on UK Source Interest
1.	The Instruments issued by an Issuer which carry a right to interest will constitute “quoted Eurobonds” provided they are and continue to be listed on a recognised stock exchange within the meaning of section 1005 of the Income Tax Act 2007. The London Stock Exchange is a recognised stock exchange for these purposes. Instruments will be treated as listed on the London Stock Exchange if they are included in the Official List by the United Kingdom Listing Authority and are admitted to trading on the Regulated Market of the London Stock Exchange or the Professional Securities Market of the London Stock Exchange. Instruments to be traded on a recognised stock exchange outside the United Kingdom will be treated as “listed” on a recognised stock exchange if (and only if) they are admitted to trading on that exchange and they are officially listed, in accordance with provisions corresponding to those generally applicable in European Economic Area Member States, in a country outside the United Kingdom in which there is a recognised stock exchange. Whilst the Instruments are and continue to be quoted Eurobonds, payments of interest by the Issuer on the Instruments may be made without withholding or deduction for or on account of United Kingdom income tax.

2.	In all cases falling outside the exemption described above, interest on the Instruments will generally fall to be paid under deduction of United Kingdom income tax at the basic rate (currently 20 per cent.) subject to such relief as may be available following a direction from HM Revenue and Customs under the provisions of any applicable double taxation treaty, or to any other exemption which may apply. However, the obligation to withhold will not apply if the relevant interest is paid on Instruments with a maturity date of less than one year from the date of issue and which are not issued under arrangements the effect of which is to render such Instruments part of a borrowing with a total term of a year or more.

(B) Provision of Information
Instrumentholders should note that where any interest on Instruments is paid to them (or to any person acting on their behalf) by the relevant Issuer or any person in the United Kingdom acting on behalf of such Issuer (a “paying agent”), or is received by any person in the United Kingdom acting on behalf of the relevant Instrumentholder (other than solely by clearing or arranging the clearing of a cheque) (a “collecting agent”), then the relevant Issuer, the paying agent or the collecting agent (as the case may be) may, in certain cases, be required to supply to HM Revenue and Customs details of the payment and certain details relating to the Instrumentholder (including the Instrumentholder’s name and address). These provisions will apply whether or not the interest has been paid subject to withholding or deduction for or on account of United Kingdom income tax and whether or not the Instrumentholder is resident in the United Kingdom for United Kingdom taxation purposes. In certain circumstances, the details provided to HM Revenue and Customs may be passed by HM Revenue and Customs to the tax authorities of certain other jurisdictions.
Additionally, persons in the United Kingdom paying amounts due on redemption of any Instruments which constitute deeply discounted securities as defined in Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 to, or receiving such amounts on behalf of, another person may also be required to comply with the provisions referred to above. However, HM Revenue & Customs published practice indicates that HM Revenue & Customs will not exercise its power to obtain information where such amounts are received on or before 5 April 2010.
Information may also be required to be reported in accordance with regulations made pursuant to the EU Savings Directive (see (E) below).
(C) Payments under the Guarantee
Instrumentholders should be aware that the withholding tax treatment of payments made under the Guarantee is not free from uncertainty. Specifically, it is possible that payments under the Guarantee in respect of interest on the Instruments (or other amounts due under the Instruments other than repayment of amounts paid for the Instruments) will not be eligible for the exemption from United Kingdom withholding tax described in paragraph (A)1 above. If such payments are not eligible for that exemption, they may fall to be paid under deduction of United Kingdom income tax at the basic rate (currently 20 per cent.) subject to such relief as may be available following a direction from HM Revenue and Customs under the provisions of any applicable double tax treaty or any other relief that may apply. For the purposes of paragraph (B) above (Provision of Information) “interest” and “amounts payable on redemption” should be taken, for practical purposes, as including payments made under the Guarantee in respect of interest on the Instruments and amounts payable on redemption respectively.
(D) Other Rules Relating to United Kingdom Withholding Tax
1.	Instruments may be issued at an issue price of less than 100 per cent. of their principal amount. Any discount element on any such Instruments should not generally be subject to any United Kingdom withholding tax pursuant to the provisions mentioned in (A) above, but may be subject to reporting requirements as outlined in (B) above.

2.	Where Instruments are to be, or may fall to be, redeemed at a premium, as opposed to being issued at a discount, then any such element of premium may constitute a payment of interest. Payments of interest are subject to United Kingdom withholding tax and reporting requirements as outlined above.

3.	Where interest has been paid under deduction of United Kingdom income tax, Instrumentholders who are not resident in the United Kingdom may be able to recover all or part of the tax deducted if there is an appropriate provision in any applicable double taxation treaty.

4.	The references to “interest” above mean “interest” as understood in United Kingdom tax law. The statements above do not take any account of any different definitions of “interest” or “principal” which may prevail under any other law or which may be created by the terms and conditions of the Instruments or any related documentation. Instrumentholders should seek their own professional advice, as regards the withholding tax treatment of any payment on the Instruments which does not constitute “interest” or “principal” as those terms are understood in United Kingdom tax law.

5.	Where a payment on an Instrument does not constitute (or is not treated as) interest for United Kingdom tax purposes, and the payment has a United Kingdom source, it would potentially be subject to United Kingdom withholding tax if, for example, it constitutes (or is treated as) an annual payment or a manufactured payment for United Kingdom tax purposes (which will be determined by, amongst other things, the terms and conditions specified by the Final Terms of the Instrument). In such a case, the payment may fall to be made under deduction of United Kingdom tax (the rate of withholding depending on the nature of the payment), subject to such relief as may be available following a direction from HMRC pursuant to the provisions of any applicable double taxation treaty, or to any other exemption which may apply.

6.	The above description of the United Kingdom withholding tax position assumes that there will be no substitution of an Issuer pursuant to Condition 11.3 of the Instruments or otherwise and does not consider the tax consequences of any such substitution.
(E) EU Savings Directive
Under EU Council Directive 2003/48/EC on the taxation of savings income, each Member State, including Belgium from 1 January 2010, is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident or certain other persons (referred to in this Directive as “residual entities”) established in that other Member State; however, for a transitional period, Austria and Luxembourg may instead apply a withholding system in relation to such payments, deducting tax at rates rising over time to 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.
A number of non-EU countries, and certain dependent or associated territories of certain Member States, have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident, or residual entity established, in a Member State. In addition, the Member States have entered into provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident, or residual entity established, in one of those territories.
On 13 November 2008 the European Commission published a proposal for amendments to the Directive, which included a number of suggested changes which, if implemented, would broaden the scope of the requirements described above. The European Parliament approved an amended version of this proposal on 24 April 2009. Investors who are in any doubt as to their position should consult their professional advisers.

PLAN OF DISTRIBUTION
Summary of Agreement
Subject to the terms and on the conditions contained in an Amended and Restated Dealer Agreement dated 24 February 2010 (as amended or supplemented from time to time) between the Issuers, the Guarantor, the Permanent Dealers and the Arranger (the “Dealer Agreement”), the Instruments will be offered on a continuous basis by each of the Issuers to the Permanent Dealers. However, each of the Issuers has reserved the right to issue Instruments directly on its own behalf to dealers which are not Permanent Dealers. The Instruments may also be issued by each of the Issuers through the Dealers, acting as agents of the relevant Issuer. The Dealer Agreement also provides for Instruments to be issued in syndicated Tranches which are jointly and severally underwritten by two or more Dealers. The commissions in respect of an issue of Instruments on a syndicated basis will be stated in the relevant Final Terms. Each of the Issuers has agreed to indemnify the Dealers against certain liabilities in connection with the offer and sale of the Instruments.
Selling Restrictions
United States
The Instruments have not been and will not be registered under the United States Securities Act of 1933 as amended (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.
Instruments in bearer form having a maturity of more than one year are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code of 1986, as amended, and regulations under it.
Each Dealer has represented and agreed that, except as permitted by the Dealer Agreement, it has not offered, sold or delivered and will not offer, sell or deliver the Instruments of any identifiable Tranche, (i) as part of their distribution at any time or (ii) otherwise until 40 days after completion of the distribution of such Tranche as determined, and certified to the relevant Issuer, by the Issuing and Paying Agent, or in the case of Instruments issued on a syndicated basis, the Arranger, within the United States or to, or for the account or benefit of, U.S. persons, and it will have sent to each dealer to which it sells Instruments during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Instruments within the United States or to, or for the account or benefit of, U.S. persons.
In addition, until 40 days after the commencement of the offering, an offer or sale of Instruments within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the Securities Act.
Public Offer Selling Restriction Under the Prospectus Directive
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Dealer has represented, warranted and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Instruments which are the subject of the offering contemplated by this Prospectus as completed by the final terms in relation thereto to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Instruments to the public in that Relevant Member State:

(a)	if the final terms in relation to the Instruments specify that an offer of those Instruments may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State (a “Non-exempt Offer”), following the date of publication of a prospectus in relation to such Instruments which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, provided that any such prospectus has subsequently been completed by the final terms contemplating such Non-exempt Offer, in accordance with the Prospectus Directive, in the period beginning and ending on the dates specified in such prospectus or final terms, as applicable;

(b)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(c)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(d)	at any time to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(e)	at any time if the denomination per Instrument being offered amounts to at least €50,000; or

(f)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Instruments referred to in (b) to (f) above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of Instruments to the public” in relation to any Instruments in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Instruments to be offered so as to enable an investor to decide to purchase or subscribe the Instruments, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
United Kingdom
Each Dealer has represented, warranted and agreed that:
(a)	in relation to any Instruments which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any Instruments other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Instruments would otherwise constitute a contravention of Section 19 of the FSMA by the relevant Issuer or the Guarantor (if applicable);

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Instruments in circumstances in which Section 21(1) of the FSMA does not apply to the relevant Issuer or the Guarantor (if applicable); and

(c)	it has complied and will comply with all applicable provisions of the FSMA (and all rules and regulations made pursuant to the FSMA) with respect to anything done by it in relation to any Instruments in, from or otherwise involving the United Kingdom.
Japan
The Instruments have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”). Accordingly, each of the Dealers has represented, warranted and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Instruments in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with the Financial Instruments and Exchange Act and other relevant laws and regulations of Japan. As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organised under the laws of Japan.
General
These selling restrictions may be modified by the agreement of the relevant Issuer, the Guarantor (if applicable) and the Dealers following a change in a relevant law, regulation or directive. Any such modification will be set out in the Final Terms issued in respect of the issue of Instruments to which it relates or in a supplement to this Prospectus.
No action has been or will be taken in any country or jurisdiction by the relevant Issuers, the Guarantor (if applicable) or the Dealers that would permit a public offering of Instruments, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required. Persons into whose hands this Prospectus or any Final Terms comes are required by the Issuers and the Dealers to comply with all applicable laws and regulations in each country or jurisdiction in or from which they purchase, offer, sell or deliver Instruments or have in their possession or distribute such offering material, in all cases at their own expense.
Each Dealer has agreed that it will comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers Instruments or has in its possession or distributes this Prospectus, any other offering material or any Final Terms and none of the Issuers, the Guarantor (if applicable) or any other Dealer shall have responsibility for such material.

FORM OF FINAL TERMS
The Final Terms in respect of each Tranche of Instruments will be substantially in the following form, duly supplemented (if necessary), amended (if necessary) and completed to reflect the particular terms of the relevant Instruments and their issue. Text in this section appearing in italics does not form part of the form of the Final Terms but denotes directions for completing the Final Terms.
Final Terms dated [•]
[NATIONAL GRID GAS PLC/NATIONAL GRID GAS FINANCE (NO 1) PLC]+
Issue of [Aggregate Nominal Amount of Tranche] [Title of Instruments]
[Guaranteed by National Grid Gas plc]*
under the Euro 10,000,000,000 Euro Medium Term Note Programme
PART A — CONTRACTUAL TERMS
Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus dated 24 February 2010 [and the supplementary Prospectus/supplementary listing particulars dated [•]] which [together] constitute[s] (i) a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the “Prospectus Directive”) and (ii) listing particulars for the purposes of Listing Rule 2.2.11 of the Listing Rules of the Financial Services Authority (the “Listing Rules”). This document constitutes the Final Terms of the Instruments described herein for the purposes of [Article 5.4 of the Prospectus Directive/Listing Rule 4.2.3 of the Listing Rules] and must be read in conjunction with such Prospectus [as so supplemented]. Full information on the Issuer[, the Guarantor]* and the offer of the Instruments is only available on the basis of the combination of these Final Terms and the Prospectus [as so supplemented]. The Prospectus [and the supplementary Prospectus[es]/supplementary listing particulars] [is] [are] available for viewing at, and copies may be obtained from, the registered address of the Issuer at 1-3 Strand, London WC2N 5EH and the office of the Issuing and Paying Agent at One Canada Square, London E14 5AL and are available for viewing on the website of Regulatory News Services operated by the London Stock Exchange at www.londonstockexchange.com/en-gb/pricesnews/marketnews/.
The following alternative language applies if the first Tranche of an issue which is being increased was issued under a Prospectus with an earlier date.
Terms used herein shall be deemed to be defined as such for the purposes of the terms and conditions (the “Conditions”) contained in the Trust Deed dated [original date] and set forth in the Prospectus dated [original date] [and the supplementary Prospectus/supplementary listing particulars dated [•]] and incorporated by reference into the Prospectus dated [current date] and which are attached hereto. This document constitutes the Final Terms of the Instruments described herein for the purposes of [Article 5.4 of the Prospectus Directive (Directive 2003/71/EC) (the “Prospectus Directive”)/Listing Rule 4.2.3 of the Listing Rules of the Financial Services Authority (the “Listing Rules”)] and must be read in conjunction with the Prospectus dated [current date] [and the supplementary Prospectus/supplementary listing particulars dated [•]], which [together] constitute[s] (i) a base prospectus for the purposes of the Prospectus Directive and (ii) listing particulars for the purposes of Listing Rule 2.2.11 of the Listing Rules of the Financial Services Authority (the “Listing Rules”), save in respect of the Conditions which are extracted from the Prospectus dated [original date] [and the supplementary Prospectus/supplementary listing particulars dated [•]] and are attached hereto]. Full information on the Issuer [, the Guarantor]* and the offer of the Instruments is only available on the basis of the combination of these Final Terms and the Prospectuses dated [original date] and [current date] [and the supplementary Prospectuses/supplementary listing particulars dated [•] and [•]]. The Prospectuses [and the

+	Delete as applicable.

*	Only applicable where National Grid Gas Finance (No 1) is the Issuer.

supplementary Prospectus/supplementary listing particulars] [is/are] available for viewing at, and copies may be obtained from, the registered address of the Issuer at 1-3 Strand, London WC2N 5EH and the office of the Issuing and Paying Agent at One Canada Square, London E14 5AL and are available for viewing on the website of Regulatory News Services operated by the London Stock Exchange at www.londonstockexchange.com/en-gb/pricesnews/marketnews/.
[Include whichever of the following apply or specify as “Not Applicable” (N/A). Note that the numbering should remain as set out below, even if “Not Applicable” is indicated for individual paragraphs or sub-paragraphs.]
[When completing final terms or adding any other final terms or information consideration should be given as to whether such terms or information constitute (i) (in the case of an application for the Instruments to trade on the London Stock Exchange plc’s Regulated Market) “significant new factors” and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive or Section 87(G) of the Financial Services and Markets Act 2000 (the “FSMA”) or (ii) (in the case of an application for the Instruments to trade on the London Stock Exchange plc’s Professional Securities Market) “a significant change” and consequently trigger the need for a supplement to the Prospectus under Section 81 of the FSMA.]

1	(i) Issuer:	[National Grid Gas plc/National Grid Gas Finance (No 1)]+

	[(ii) Guarantor:	National Grid Gas plc]*

2	(i) Series Number:	[•]

	[(ii) Tranche Number:	[•]

(If fungible with an existing Series, details of that Series, including the date on which the Instruments become fungible).]

3	Specified Currency or Currencies:	[•]

4	Aggregate Nominal Amount:	[•]

	[(i)] Series:	[•]

	[(ii) Tranche:	[•]]

5	Issue Price:	[•] per cent of the Aggregate Nominal Amount [plus accrued interest from [insert date] (if applicable)]

6	Specified Denominations:	[•][1]

[Note — where multiple denominations above €50,000 (or equivalent) are being used the following sample wording should be followed:

[€50,000] and integral multiples of [€1,000] in excess thereof [up to and including [€99,000]. No Instruments in definitive form will be issued with a denomination above [€99,000]].]

	Calculation Amount:	[If only one Specified Denomination, insert the

+	Delete as applicable.

*	Only applicable where National Grid Gas Finance (No 1) is the Issuer.

[1]	Instruments which have a maturity of less than one year must have a minimum denomination of £100,000 (or it equivalent in other currencies).

Specified Denomination. If more than one Specified Denomination, insert the highest common factor] [Note: There must be a common factor in the case of two or more Specified Denominations]

7	[(i)] Issue Date:	[•]

	[(ii)] Interest Commencement Date:	[•]

8	Maturity Date:	[specify date or (for Floating Rate Instruments) Interest Payment Date falling in or nearest to the relevant month and year]

9	Interest Basis:	[[•] per cent. Fixed Rate] [[specify reference rate] +/- [•] per cent. Floating Rate] [Zero Coupon] [Index Linked Interest] [Other (specify)] (further particulars specified below)

10	Redemption/Payment Basis:	[Redemption at par] [Index Linked Redemption] [Dual Currency] [Partly Paid] [Instalment] [Other (specify)]

11	Change of Interest or Redemption/Payment Basis:	[Specify details of any provision for convertibility of Instruments into another interest or redemption/payment basis]

12	Put/Call Options:	[Investor Put] [Issuer Call] [(further particulars specified below)]

13	(i) Status of the Instruments:	Senior

	[(ii) Status of the Guarantee:	Senior]*

	[(iii)] Date [Board] approval for issuance of Instruments [and the Guarantee]* obtained:	[•] (N.B Only relevant where Board (or similar) authorisation is required for the particular tranche of Instruments[or related Guarantee])]

14	Method of distribution:	[Syndicated/Non-syndicated]

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

15	Fixed Rate Instrument Provisions	[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i) Rate[(s)] of Interest:	[•] per cent. per annum [payable [annually/semi-annually/quarterly/monthly] in arrear]

	(ii) Interest Payment Date(s):	[•] in each year commencing on [•] and ending on
[•]
	(iii) Fixed Coupon Amount[(s)]:	[•] per Calculation Amount

	(iv) Broken Amount(s):	[•] per Calculation Amount, payable on the Interest

*	Only applicable where National Grid Gas Finance (No 1) is the Issuer.

Payment Date falling [in/on] [•]

	(v) Day Count Fraction (Condition 3.2.4(i)):	[30/360 / Actual/Actual (ICMA/ISDA)/Other]

	(vi) Determination Dates (Condition 3.2.4(i)):	[•] in each year (insert regular interest payment dates, ignoring issue date or maturity date in the case of a long or short first or last coupon. N.B. only relevant where Day Count Fraction is Actual/Actual (ICMA))

	(vii) Other terms relating to the method of calculating interest for Fixed Rate Instruments:	[Not Applicable/give details]

16	Floating Rate Instrument Provisions	[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i) Interest Period(s):	[•]

	(ii) Specified Interest Payment Dates:	[•]

	(iii) First Interest Payment Date:	[•]

	(iv) Business Day Convention:	[Floating Rate Convention/Following Business Day Convention/Modified Following Business Day Convention/Preceding Business Day Convention/other (give details)]

	(v) Business Centre(s) (Condition 3.2.4(i)):	[•]

	(vi) Manner in which the Rate(s) of Interest is/are to be determined:	[Screen Rate Determination/ISDA Determination/other (give details)]

	(vii) Interest Period Date(s):	[Not Applicable/specify dates]

	(viii) Party responsible for calculating the Rate(s) of Interest and Interest Amount(s) (if not the Calculation Agent):	[•]

(ix) Screen Rate Determination (Condition 3.2.3(B)):

	– Relevant Time:	[•]

	– Interest Determination Date(s):	[[•] [TARGET] Business Days in [specify city] for [specify currency] prior to [the first day in each Interest Accrual Period/each Interest Payment Date]]

	– Primary Source for Floating Rate:	[Specify relevant screen page or “Reference Banks”]

	– Reference Banks (if Primary Source is “Reference Banks”):	[Specify five]

	– Relevant Financial Centre:	[The financial centre most closely connected to the Benchmark — specify if not London]

	– Benchmark:	[LIBOR, LIBID, LIMEAN, EURIBOR or other benchmark]

	– Representative Amount:	[Specify if screen or Reference Bank quotations are to be given in respect of a transaction of a specified notional amount]

	– Effective Date:	[Specify if quotations are not be obtained with effect from commencement of Interest Accrual Period]

	– Specified Duration:	[Specify period for quotation if not duration of Interest Accrual Period]

(x) ISDA Determination (Condition 3.2.3(A)):

	– Floating Rate Option:	[•]

	– Designated Maturity:	[•]

	– Reset Date:	[•]

	– ISDA Definitions (if different from those set out in the Conditions):	[•]

	(xi) Margin(s):	[+/-][•] per cent. per annum

	(xii) Minimum Rate of Interest:	[•] per cent. per annum

	(xiii) Maximum Rate of Interest:	[•] per cent. per annum

	(xiv) Day Count Fraction (Condition 3.2.4(i)):	[•]

	(xv) Rate Multiplier:	[•]

(xvi)   Fall back provisions, rounding provisions, denominator and any other terms relating to the method of calculating interest on Floating Rate Instruments, if different from those set out in the Conditions:
[•]

17	Zero Coupon Instrument Provisions	[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i) Amortisation Yield (Condition 5.4):	[•] per cent. per annum

	(ii) Day Count Fraction (Condition 3.2.4(i)):	[•]

	(iii) Any other formula/basis of determining amount payable:	[•]

18	Index Linked Interest Instrument	[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i) Index/Formula:	[give or annex details]

	(ii) Interest Rate:	[•]

	(iii) Party responsible for calculating the Rate(s) of Interest, Interest Amount and Redemption Amount(s) (if not the Calculation Agent):	[•]

	(iv) Provisions for determining Coupon where calculation by reference to Index and/or Formula is impossible or impracticable:	[•]

	(v) Specified Interest Payment Dates:	[•]

	(vi) First Interest Payment Date:	[•]

	(vii) Interest Period(s):	[•]

	(viii) Business Day Convention:	[Following Business Day Convention/Modified Following Business Day Convention/Preceding Business Day Convention/other (give details)]

	(ix) Minimum Indexation Factor:	[Not Applicable/specify]

	(x) Business Centre(s) (Condition 3.2.4(i)):	[•]

	(xi) Maximum Indexation Factor:	[Not Applicable/specify]

	(xii) Limited Indexation Month(s) or Period for calculation of Limited Indexation Factor:	[•] per cent. per annum

	(xiii) Base Index Figure (Condition 4.1):	[•]

	(xiv) Day Count Fraction (Condition 3.2.4(i)):	[•]

	(xv) “Index” or “Index Figure” (Condition 4.1):	Sub-paragraph [(i)/(ii) (iii)] of the definition of “Index” or “Index Figure” as set out in Condition 4.1 shall apply

	(xvi) Reference Gilt:	[•]

19	Dual Currency Instrument Provisions	[Applicable/Not Applicable] (If not applicable, delete the remaining sub- paragraphs of this paragraph)

	(i) Rate of Exchange/method of calculating Rate of Exchange:	[give details]

	(ii) Calculation Agent, if any, responsible for calculating the principal and/or interest due:	[•]

	(iii) Provisions applicable where calculation by reference to Rate of Exchange impossible or impracticable:	[•]

	(iv) Person at whose option Specified Currency(ies) is/are payable:	[•]

	(v) Day Count Fraction (Condition 3.2.4(i)):	[•]

PROVISIONS RELATING TO REDEMPTION

20	Residual Holding Call Option	[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i) Residual Holding Percentage:	[•] per cent.

	(ii) Party responsible for calculating the Residual Holding Redemption Amount (if not the Calculation Agent):	[•]

	(iii) Benchmark Security:	[Specify Government Security/swap benchmark]

	(iv) Benchmark Spread:	[•] per cent. per annum

	(v) Benchmark Day Count Fraction:	[•]

	(vi) [Other relevant provisions:	[•]]

21	Call Option*	[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i) Optional Redemption Date(s):	[•]

	(ii) Optional Redemption Amount(s) of each Instrument and method, if any, of calculation of such amount(s):	[•] per Calculation Amount

(iii) If redeemable in part:

	(a) Minimum nominal amount to be redeemed:	[•] per Calculation Amount

	(b) Maximum nominal amount to be redeemed:	[•] per Calculation Amount

	(iv) Option Exercise Date(s):	[•]

	(v) Notice period (if other than as set out in the Conditions):	[•]

22	Put Option	[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i) Optional Redemption Date(s):	[•]

	(ii) Optional Redemption Amount(s) of each Instrument and method, if any, of calculation of such amount(s):	[•] per Calculation Amount

	(iii) Option Exercise Date(s):	[•]

	(iv) Notice period (if other than as set out in the Conditions):	[•]

	(v) Option Period:	[•]

23	Final Redemption Amount of each Instrument	[[•] per Calculation Amount/other/see Appendix]

In cases where the Final Redemption Amount is Index-Linked:

	(i) Index/Formula:	[give or annex details]

	(ii) Party responsible for calculating the Final Redemption Amount (if not the Calculation Agent):	[•]

	(iii) Provisions for determining Final Redemption Amount where calculated by reference to Index and/or Formula and/or other variable:	[•]

*	[This does not include the tax call in Condition 5.2].

	(iv) Determination Date(s):	[•]

	(v) Provisions for determining Final Redemption Amount where calculation by reference to Index and/or Formula and/or other variable is impossible or impracticable or otherwise disrupted:	[•]

	(vi) Payment Date:	[•]

	(vii) Minimum Final Redemption Amount:	[•] per Calculation Amount

	(viii) Maximum Final Redemption Amount:	[•] per Calculation Amount

24	Early Redemption Amount

(i)    Early Redemption Amount(s) of each Instrument payable on redemption for taxation reasons (Condition 5.2) or on Event of Default (Condition 9) or other early redemption and/or the method of calculating the same (if required or if different from that set out in the Conditions):
[•]

	(ii) Redemption for taxation reasons permitted on days other than Interest Payment Dates (Condition 5.2):	[Yes/No]

	(iii) Unmatured Coupons to become void upon early redemption (Condition 6.5):	[Yes/No/Not Applicable]

GENERAL PROVISIONS APPLICABLE TO THE INSTRUMENTS

25	Form of Instruments:	Bearer Instruments:

[Temporary Global Instrument exchangeable for a permanent Global Instrument which is exchangeable for Definitive Instruments in the limited circumstances specified in the Permanent Global Instrument]

[Temporary Global Instrument exchangeable for Definitive Instruments on 40 days’ notice]

[Permanent Global Instrument exchangeable for Definitive Instruments in the limited circumstances specified in the permanent Global Instrument]

(The exchange upon notice/at any time option should not be expressed to be applicable if the Specified Denomination of the Instruments in paragraph 6 includes language substantially to the following effect

"[€50,000] and integral multiples of [€1,000] in excess thereof up to and including [€99,000]”.)

New Global Note intended to be held in a manner which would allow Eurosystem eligibility:	[No2/Yes]

[Note that the designation “Yes” simply means that the Instruments are intended upon issue to be deposited with Euroclear or Clearstream, Luxembourg as common safekeeper and does not necessarily mean that the Instruments will be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon satisfaction of the Eurosystem eligibility criteria.] [Include this text if “Yes” selected in which case the Instruments must be issued in NGN form]

26	Financial Centre(s) or other special provisions relating to Payment Dates (Condition 6.6):	[Not Applicable/give details. Note that this item relates to the date and place of payment, and not interest period end dates, to which items 16(iv) and 18(x) relate]

27	Talons for future Coupons or Receipts to be attached to Definitive Instruments (and dates on which such Talons mature):	[Yes/No. If yes, give details]

28	Details relating to Partly Paid Instruments: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer[ or the Guarantor] to forfeit the Instruments and interest due on late payment:	[Not Applicable/give details]

29	Details relating to Instalment Instruments:	[Not Applicable/give details]

	– Amount of each instalment:	[•]

	– Date on which each payment is to be made:	[•]

	– Maximum Instalment Amount:	[•]

	– Minimum Instalment Amount:	[•]

30	Redenomination, renominalisation and reconventioning provisions:	[Not Applicable/give details]

31	Other final terms:	[Not Applicable/give details] [(When adding any other final terms consideration should be given as to whether such terms constitute a “significant new factor” and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.)]

[2]	Specify “No” if the Instruments being issued are Classic Global Notes/CGNs.

DISTRIBUTION

32	(i) If syndicated, names of Managers:	[Not Applicable/give names]

	(ii) Stabilising Manager(s) (if any):	[Not Applicable/give name(s)]

33	If non-syndicated, name of Dealer:	[Not Applicable/give name]

34	U.S Selling Restrictions	Reg. S Compliance Category 2; [TEFRA C] / [TEFRA D] / [TEFRA not applicable]

35	Additional selling restrictions:	[Not Applicable/give details]
[PURPOSE OF FINAL TERMS
These Final Terms comprise the final terms required for issue and admission to trading on the [Regulated Market of the London Stock Exchange/Professional Securities Market of the London Stock Exchange/specify relevant market] of the Instruments described herein pursuant to the Euro Medium Term Note Programme of National Grid Gas plc and National Grid Gas Finance (No 1) plc.]
RESPONSIBILITY
[Each of the]*/[The] Issuer[ and the Guarantor]* accept[s] responsibility for the information contained in these Final Terms. [[•] has been extracted from [•]. [Each of the]*/[The] Issuer[ and the Guarantor]* confirm[s] that such information has been accurately reproduced and that, so far as it is aware and is able to ascertain from information published by [•], no facts have been omitted which would render the reproduced information inaccurate or misleading.]
Signed on behalf of the Issuer:

By:
Duly authorised
[Signed on behalf of the Guarantor:

By:
Duly authorised]*

*	Only applicable where National Grid Gas Finance (No 1) is the Issuer.

PART B — OTHER INFORMATION*
1	LISTING

(i)	Listing:	[London/other (specify)/None]

(ii)	Admission to trading:	[Application has been made by the Issuer (or on its behalf) for the Instruments to be admitted to trading on [•] with effect from [•].] [Application is expected to be made by the Issuer (or on its behalf) for the Instruments to be admitted to trading on [•] with effect from [•].] [Not Applicable.] (Where documenting a fungible issue need to indicate that original Instruments are already admitted to trading.)

(iii)	Estimate of total expenses related to admission to trading:	[•]
2	RATINGS

Ratings:	The Instruments to be issued have been rated:

[S & P: [•]] [Moody’s: [•]] [[Fitch: [•]] [[Other]: [•]]

(The above disclosure should reflect the rating allocated to Instruments of the type being issued under the Programme generally or, where the issue has been specifically rated, that rating.)
3	[INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Need to include a description of any interest, including conflicting ones, that is material to the issue/offer, detailing the persons involved and the nature of the interest. May be satisfied by the inclusion of the following statement:
“So far as the Issuer is aware, no person involved in the offer of the Instruments has an interest material to the offer.”]
[(When adding any other description, consideration should be given as to whether such matters described constitute “significant new factors” and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.)]

*	If an issue of Instruments is (i) NOT admitted to trading on a regulated market within the European Economic Area and (ii) only offered in the European Economic Area in circumstances where a prospectus is not required to be published under the Prospectus Directive, the Issuer may elect to amend and/or delete certain of the above paragraphs of Part B.

4	[REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

[(i)]	Reasons for the offer:	[•]

[(ii)]	Estimated net proceeds:	[•]

(If proceeds are intended for more than one use will need to split out and present in order of priority. If proceeds insufficient to fund all proposed uses state amount and sources of other funding.)

[(iii)]	Estimated total expenses:	[•] [Include breakdown of expenses.]

(Only necessary to include disclosure of net proceeds and total expenses at (ii) and (iii) above where disclosure is included at (i) above.)]

5	[Fixed Rate Instruments only – YIELD

Indication of yield:	[•] The yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.]
6	[Index Linked Instruments only – PERFORMANCE OF INDEX/FORMULA/OTHER VARIABLE AND OTHER INFORMATION CONCERNING THE UNDERLYING

Need to include details of where past and future performance and volatility of the index/formula/other variable can be obtained. Where the underlying is an index need to include the name of the index and a description if composed by the Issuer and if the index is not composed by the Issuer need to include details of where the information about the index can be obtained. Where the underlying is not an index need to include equivalent information.]

[The Issuer [does not] intend to provide post issuance information]

7	[Dual Currency Instruments only – PERFORMANCE OF RATE[S] OF EXCHANGE

Need to include details of where past and future performance and volatility of the relevant rate[s] can be obtained.]

8	OPERATIONAL INFORMATION

ISIN Code:	[•]

Common Code:	[•]

Any clearing system(s) other than Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme and the identification number(s):	[Not Applicable/give name(s) and number(s)]

Delivery:	Delivery [against/free of] payment

Names and addresses of initial Paying Agent(s):	[•]

Names and addresses of additional Paying Agent(s) (if any):	[•]

9	GENERAL

	The aggregate principal amount of Instruments issued has been translated into Euro at the rate of [•], producing a sum of (for Instruments not denominated in euro):	[Not Applicable/[[euro]][•]]

	Additional steps that may only be taken following approval by an Extraordinary Resolution in accordance with Condition 11.1:	[Not Applicable/give details]

GENERAL INFORMATION
(1)	The admission of the Programme to listing on the Official List and to trading on the Market and the PSM is expected to take effect on or about 1 March 2010. The listing of the Instruments on the Official List will be expressed as a percentage of their nominal amount (exclusive of accrued interest). Any Tranche of Instruments intended to be admitted to listing on the Official List and admitted to trading on the Market or the PSM will be so admitted to listing and trading upon submission to the UK Listing Authority and the London Stock Exchange (in accordance with their rules and procedures) of the relevant Final Terms and any other information required by the UK Listing Authority and the London Stock Exchange, subject in each case to the issue of the relevant Instruments. Prior to official listing, dealings will be permitted by the Market or the PSM, as the case may be, in accordance with their respective rules. Transactions will normally be effected for delivery on the third working day in London after the day of the transaction.

However, Instruments may be issued pursuant to the Programme which will not be admitted to listing, trading and/or quotation by the UK Listing Authority or the Market, the PSM or any other listing authority, stock exchange and/or quotation system or which will be admitted to listing, trading and/or quotation by such listing authority, stock exchange and/or quotation system as the relevant Issuer and the relevant Dealer(s) may agree.

(2)	National Grid Gas has obtained all necessary consents, approvals and authorisations in the United Kingdom in connection with the issue and performance of the Instruments.

(3)	National Grid Gas Finance (No 1) has obtained all necessary consents, approvals and authorisations in the United Kingdom in connection with the issue and performance of the Instruments.

(4)	The Programme in its current form was established on 31 July 2006. The update of the Programme was authorised by a resolution of the Finance Committee of the Board of Directors of National Grid Gas passed on 26 January 2010. The guarantee of the Instruments issued by National Grid Gas Finance (No 1) was authorised by a resolution of the Finance Committee of the Board of Directors of National Grid Gas passed on 31 July 2006.

(5)	The Programme in its current form was authorised by a resolution of the Board of Directors of National Grid Gas Finance (No 1) on 18 August 2006, and the update of the Programme was authorised by a resolution of the Board of Directors of National Grid Gas Finance (No 1) passed on 9 February 2010.

(6)	Instruments have been accepted for clearance through the Euroclear and Clearstream, Luxembourg. The appropriate common code and the International Securities Identification Number in relation to the Instruments of each Series will be specified in the relevant Final Terms relating thereto. The relevant Final Terms shall specify any other clearing system(s) as shall have accepted the relevant Instruments for clearance together with any further appropriate information. The address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium and the address of Clearstream, Luxembourg is 42 Avenue JF Kennedy, L-1855 Luxembourg.

(7)	Save as disclosed in the first paragraph under the heading “Description of National Grid Gas plc – Recent Developments” starting on page 61, there are no, nor have there been any, governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which National Grid Gas is aware) during the 12 months preceding the date of this Prospectus which may have, or have had in the recent past a significant effect on the financial position or profitability of National Grid Gas or of the National Grid Gas Group.

(8)	There are no, nor have there been any, governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which National Grid Gas Finance (No 1) is aware) during the 12 months preceding the date of this Prospectus which may have, or have had in the recent past a significant effect on the financial position or profitability of National Grid Gas Finance (No 1).

(9)	There has been no significant change in the financial or trading position of the National Grid Gas Group since 31 March 2009.

(10)	There has been no material adverse change in the prospects of National Grid Gas or the National Grid Gas Group since 31 March 2009.

(11)	There has been no significant change in the financial or trading position and no material adverse change in the prospects of National Grid Gas Finance (No 1) since its incorporation on 3 August 2006.

(12)	PricewaterhouseCoopers LLP (chartered accountants and registered auditors authorised and regulated by the Financial Services Authority) has audited the financial statements of the National Grid Gas Group for the years ended 31 March 2008 and 31 March 2009, in accordance with United Kingdom generally accepted auditing standards and reported thereon, respectively, without qualification.

(13)	Each Instrument, Receipt, Coupon and Talon will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code”.

(14)	For a period of 12 months following the date of this Prospectus, copies of the following documents may be inspected during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted), for inspection at the offices of The Bank of New York Mellon, One Canada Square, London E14 5AL:
(i)	a copy of this Prospectus with any supplement to this Prospectus or further Prospectus;

(ii)	the Memorandum and Articles of Association of National Grid Gas;

(iii)	the Memorandum and Articles of Association of National Grid Gas Finance (No 1);

(iv)	the audited consolidated financial statements of National Grid Gas for the years ended 31 March 2008 and 31 March 2009, together with the audit report thereon; and

(v)	the amended and restated Trust Deed dated 24 February 2010 which incorporates the Guarantee.
In addition, this Prospectus is and, in the case of Instruments to be admitted to the Official List and admitted to trading on the Market or the PSM, the relevant Final Terms will be, available on the website of the Regulatory News Service operated by the London Stock Exchange at www.londonstockexchange.com/en-gb/pricesnews/marketnews.

(15)	The Issuers do not intend to provide any post-issuance information.

REGISTERED OFFICE OF THE ISSUERS AND THE GUARANTOR
1-3 Strand
London WC2N 5EH
THE TRUSTEE
The Law Debenture Trust Corporation p.l.c.
Fifth Floor
100 Wood Street
London EC2V 7EX
THE ARRANGER
HSBC Bank plc
8 Canada Square
London E14 5HQ
THE DEALERS

Barclays Bank PLC	Deutsche Bank AG, London Branch
5 The North Colonnade	Winchester House
Canary Wharf	1 Great Winchester Street
London E14 4BB	London EC2N 2DB

HSBC Bank plc	J.P. Morgan Securities Ltd.
8 Canada Square	125 London Wall
London E14 5HQ	London EC2Y 5AJ

Mizuho International plc	Morgan Stanley & Co. International plc
Bracken House	25 Cabot Square
One Friday Street	Canary Wharf
London EC4M 9JA	London E14 4QA

Royal Bank of Canada Europe Limited	The Royal Bank of Scotland plc
71 Queen Victoria Street	135 Bishopsgate
London EC4V 4DE	London EC2M 3UR
LEGAL ADVISERS
To the Issuers
Linklaters LLP
One Silk Street
London EC2Y 8HQ

To the Dealers and to the Trustee
Clifford Chance LLP
10 Upper Bank Street
London E14 5JJ
ISSUING AND PAYING AGENT
The Bank of New York Mellon
One Canada Square
London E14 5AL
PAYING AGENTS
KBL European Private Bankers S.A.
43, Boulevard Royal
L-2955 Luxembourg
REGISTERED AUDITORS TO NATIONAL GRID GAS PLC
PricewaterhouseCoopers LLP
1 Embankment Place
London WC2N 6RH